Electronic Provision Measures Commencement Date: June 1, 2023

Convocation of the 129th Annual General Meeting of Shareholders

Other Electronic Provision Measures Matters

(matters omitted from delivered documents)

■ Business Report

(1) Systems for Ensuring the Properness of Business Activities

(2) Basic Policy on the Control over the Company

■ Consolidated Financial Statements

Notes to Consolidated Financial Statements

■ Financial Statements

Notes to Non-Consolidated Financial Statements

■ Reference Documents for the General Meeting of Shareholders in relation to Proposal 1

Below items referenced in Proposal 1 “Approval of Share Transfer Plan” are included in this document:
・Riken Corporation	Details of Financial Statements of Riken Corporation’s Final Fiscal Year (Fiscal Year Ended March 31, 2023)
・Riken Corporation	Matters Related to Company Stock Acquisition Rights, etc.
・Riken Corporation	Systems to Ensure the Appropriateness of Operations
・Riken Corporation	Consolidated Statement of Changes in Equity
・Riken Corporation	Notes to the Consolidated Financial Statements
・Riken Corporation	Statement of Changes in Equity
・Riken Corporation	Notes to the Non-consolidated Financial Statements

(From April 1, 2022 to March 31, 2023)

(1) Systems for Ensuring the Properness of Business Activities

The following provides an outline of the systems for ensuring that the execution of the duties of Directors complies with laws, regulations, and the Articles of Incorporation and the operation of those systems.

Please note that a resolution partially revising these systems was adopted at the meeting of the Board of Directors held on April 27, 2023.

1.	Systems for Ensuring that the Execution of Duties of Directors and Employees of the Company and its Subsidiaries Complies with Laws, Regulations, and the Articles of Incorporation
①	The Company has established a “Compliance Policy” for the Group and directs the Group’s officers and employees to always carry out day-to-day activities appropriately from the perspectives of laws and regulations, corporate ethics, and compliance with internal rules. The Company also responds to the enactment and revision of new business activity-related laws and regulations with timely and substantial measures.
②	At the same time that it established the “Compliance Policy,” the Company set up a “Compliance Consultation Hotline (internal and external contact points),” and pursuant to the Whistle-Blower Protection Act has implemented a system enabling the Group’s officers and employees to immediately consult with this hotline when conduct believed to be in breach of laws, regulations, or the Articles of Incorporation is discovered.
③	In the “Compliance Policy,” the Group has set forth rules regarding the banning of relationships with antisocial forces and organizational responses to antisocial forces, and endeavors to ensure that the Group’s officers and employees are thoroughly aware of them.
④	In order to appropriately prepare internal control reports stipulated in Article 24-4-4 of the Financial Instruments and Exchange Act, the Board of Directors passed a resolution for the “Internal Control Policy for Financial Reporting,” and the Company established “Rules Regarding ‘Internal Control for Financial Reporting’,” implemented a system for facilitating those internal controls and put in place a system for its operation, under the supervision of the President.
⑤	The Company has appointed multiple Outside Directors and ensures the supervisory function of the Board of Directors. The Company’s Audit & Supervisory Committee Members attend meetings of the Board of Directors and other important meetings, and request reports from Directors, etc. as necessary. (excluding Directors who are Audit & Supervisory Committee Members) and audit the execution of duties by Directors (excluding Directors who are Audit & Supervisory Committee Members). The Company has also established an internal audit department (Internal Auditors Office), implements audits of business activities to confirm whether there are any breaches of laws, regulations, or internal rules in relation to the Group’s internal business activities, and has established a close-knit cooperative relationship with the Audit & Supervisory Committee.
⑥	The Company is engaged in organization-wide initiatives to sever ties with antisocial forces and has put in place systems to exclude antisocial forces such as organized crime groups and their members, in order to ensure the safety of officers and employees and for the purpose of fair trade practices.

2.	Systems for the Retention and Management of Information Regarding the Execution of Duties of Directors of the Company
①	The Company has internal rules regarding the Company’s organization, systems, and operation of other business activities (“Document Architecture Regarding General Management”). Within this, the Company has set forth “Standards Management Rules,” maintains and manages the establishment, revision, abolition, and promulgation, etc. of rules in the Company, and also processes the retention and management of information regarding the execution of duties of Directors pursuant to such “Standards Management Rules.”
②	The Company has set forth “Information Management Rules” regarding the protection and prevention of external leaks of important information concerning the Company’s management and manages information pursuant to those rules.
③	Rules created by each supervisory department are strictly examined, recorded, retained, and managed by the department responsible for management.

3.	Rules Regarding Management of the Risk of Loss for the Company and its Subsidiaries and Other Systems

The Company has established a BCP Subcommittee, examines, calculates, and assesses the risks surrounding the Company’s business, and continuously works to reduce risk.

4.	Systems for Ensuring that the Duties of Directors of the Company and its Subsidiaries Are Carried out Efficiently
①	The Company has introduced an executive officer system, and business activities for which decisions have been made by the Board of Directors are executed under the direction and supervision of the President. This system makes it possible for Directors to delegate authority to executive officers and facilitates the streamlining of management.
②	In order to make the execution of business nimbler, an officer-in-charge system has been introduced at departments that execute business, interim and annual business plans are prepared, and together with the sharing of that information, supervision and monitoring are carried out.
③	In addition to the Board of Directors, the Company has the following committees:
(a)	Management Strategy Committee

Comprised of executive officers nominated by the Directors (excluding Directors who are Audit & Supervisory Committee Members) and the President; deliberates management policies and management strategies, etc. (once (1) per month in principle).

(b)	Executive Committee

Comprised of Directors (excluding Directors who are Audit & Supervisory Committee Members), Audit & Supervisory Committee Members, executive officers, department heads, etc.; manages the progress status of business activities and ensures thorough knowledge of other important matters (once (1) per month in principle)

5.	Systems for Ensuring the Properness of Business Activities in the Group
①	In order to promote the development of the Group and mutual interests, the Company has set forth the “Affiliated Company Management Rules” and carries out appropriate management.
②	The Company’s full-time Audit & Supervisory Committee Member concurrently serves as company auditor at material consolidated subsidiaries in Japan. This system has been implemented in order for the Company’s supervision and monitoring function to work effectively with respect to domestic consolidated subsidiaries.

6.	System for the Company’s Audit & Supervisory Committee Members to Request Employees be Appointed to Assist their Duties, Matters for Ensuring the Independence of Such Employees from Directors (excluding Directors who are who Audit & Supervisory Committee Members) and the Effectiveness of Directions to Such Employees
①	In the “Rules of the Audit & Supervisory Committee,” the Company stipulates that Audit & Supervisory Committee Members may, as necessary, request appropriate assistants from among company employees with the consent of Directors (excluding Directors who are Audit & Supervisory Committee Members) and executive officers, and when such necessity arises, the Company will put in place a system pursuant to such rules.
②	The fact that such employees who are to assist the duties of Audit & Supervisory Committee Members are in a position that is independent of Directors (excluding Directors who are Audit & Supervisory Committee Members) and serve pursuant to the directions and orders of Audit & Supervisory Committee Members is public knowledge at the Company.

7.	System for Reporting to Audit & Supervisory Committee Members
①	Pursuant to the “Rules of the Audit & Supervisory Committee,” it is possible for the Audit & Supervisory Committee may, as necessary, request reports from the Accounting Auditor, Directors (excluding Directors who are Audit & Supervisory Committee Members), and employees of the internal audit department (Internal Auditors Office), and Audit & Supervisory Committee Members are able to collect information by receiving such reports.
②	Audit & Supervisory Committee Members may attend meetings of important boards and committees, etc., such as the Board of Directors and the Executive Committee, and collect information.
③	The Group has implemented a system enabling officers and employees to immediately consult the “Compliance Consultation Hotline (internal and external contact points)” regarding facts that could significantly damage the Company or its subsidiaries, such as breaches of laws, regulations, or the Articles of Incorporation, whenever they are discovered. The department in charge of the Group’s “Compliance Consultation Hotline (internal and external contact points)” periodically reports to the Audit & Supervisory Committee Members whistleblowing reports from the Group’s officers and employees.

④	The Group’s Directors (excluding Directors who are Audit & Supervisory Committee Members) and employees will not be treated disadvantageously for the reason of having made such a report, and the Group ensures that this is well known within the Group.

8.	Matters Regarding Policies for the Processing of Expenses, etc. Incurred with Respect to the Execution of Duties of Audit & Supervisory Committee Members

If a claim for necessary expenses is received from an Audit & Supervisory Committee Member, such as procedures for advance payment or reimbursement of expenses incurred with respect to the execution of duties of Audit & Supervisory Committee Members or the processing of other expenses or liabilities incurred with respect to the execution of the duties of Audit & Supervisory Committee Members, the Company shall bear such expenses, except for cases where they are found to clearly not be necessary for the execution of duties of Audit & Supervisory Committee Members.

9.	Systems for Ensuring that Audits by Audit & Supervisory Committee Members are Conducted Effectively
①	Pursuant to the “Rules of the Audit & Supervisory Committee” and the like, the Audit & Supervisory Committee periodically meets with the President and carries out an exchange of opinions regarding material issues in the audit of issues, etc. that the company needs to address.
②	In addition, when conducting audits, Audit & Supervisory Committee Members strive to coordinate closely with the Accounting Auditor, the internal audit department (Internal Auditors Office), and the Group’s company auditors.

[Outline of Operation of Systems]

1.	Initiatives in order for the Execution of Duties of the Companies Directors to be Carried out Efficiently

In order to further increase transparency and objectivity with respect to the nomination and remuneration of Directors, the Company has established a Nomination and Remuneration Advisory Committee, comprising a majority of members who are Outside Directors, as a discretionary advisory committee of the Board of Directors. The committee met twice in FY2022.

2.	Initiatives in Relation to the CSR Promotion Committee

The CSR Promotion Committee meets periodically to deliberate important issues regarding safety, quality, human rights, labor, the environment, compliance, information disclosure, risk management, and contribution to society, and also confirms the roll-out status of internal activities and instructs each subcommittee established under the CSR Promotion Committee (compliance, risk management, etc.) and the responsible departments to examine measures for each issue.

In FY2022, the Compliance Subcommittee conducted interviews for the purpose of strengthening governance at overseas bases and implemented measures after examining the issues. In order to respond to the wide range of risks facing companies these days, the Risk Management Subcommittee was integrated with the BCP Subcommittee, risk assessments were organized (extracting high risks), and business continuity plans were prepared for businesses deemed to be high risk.

3.	Audit System of the Audit & Supervisory Committee

Pursuant to policies and plans formulated at the Audit & Supervisory Committee, Audit & Supervisory Committee Members attend meetings of important boards and committees such as the Board of Directors to audit the execution of duties of Directors (excluding Directors who are Audit & Supervisory Committee Members). In order to enhance the effectiveness of audits, the Audit & Supervisory Committee also exchanges opinions with the President, the Accounting Auditor, the internal audit department (Internal Auditors Office), and the Group’s company auditors, respectively, as well as attending meetings of the CSR Promotion Committee and confirming the situation with regard to compliance and risk management.

(2) Basic Policy on the Control over the Company

The details of the basic policy on requirements for persons who control the Company’s decisions on financial and business policies, initiatives contributing to achieving the basic policy, and countermeasures against large-scale purchase actions for the Company’s shares (the “Plan”) are as follows.

①	Basic policy on requirements for persons who control the Company’s decisions on financial and business policies

The Company believes that it is desirable that persons who control the Company’s decisions on financial and business matters have a full understanding of the Company’s financial and business matters and of the source of its corporate value, and are capable of ensuring and enhancing the corporate value of the Company and the common interests of our shareholders in a continuous and sustainable manner.

Nevertheless, as a corporate entity listed on a financial instruments exchange, the Company respects the free trading of the Company’s shares in the market and will not absolutely deny any large-scale purchase action by a specific party, as long as it contributes to the corporate value of the Company and the common interests of our shareholders. The Company also believes that the decision as to whether to agree to a proposal for a large-scale purchase of shares should ultimately be made pursuant to the wishes of the shareholders.

However, recently in Japan’s capital market, there are some cases in which a large-scale share purchase action is undertaken “hostilely” without going through a sufficient discussion and agreement process with the management team of the target company, and many such large-scale purchase actions do not contribute to the corporate value of the target company or the common interests of its shareholders. These include 1) those that may clearly harm the corporate value and common interests of shareholders in light of the objectives of the takeover and/or management policies after the takeover; 2) those that may effectively force shareholders to sell their shares; 3) those that do not provide sufficient time or information for the Board of Directors or shareholders to consider the terms, etc. of the purchase or for the Board of Directors to present an alternative proposal; and 4) those that require the target company to negotiate with the purchaser in order to procure conditions more favorable than those originally proposed by the purchaser.

Furthermore, as outlined below in ②I. below, “The Company’s Corporate Philosophy and Source of corporate value,” the Company’s business is based on the collaboration of various stakeholders, including our customer companies, employees, and local communities. Creating a sound system that enables these stakeholders to involve themselves in our business with confidence, and providing a stable supply of cutting-edge and high-quality services required globally are essential factors in raising the Company’s corporate value. Unless the person(s) undertaking the large-scale purchase of the Company’s shares can ensure and enhance the Company’s corporate value in the medium- and long-term based on an understanding of these sources of the Company’s corporate value, it is possible that the corporate value of the Company and the common interests of our shareholders will be damaged.

The Company believes that those who conduct such inappropriate large-scale purchases are not appropriate as individuals who control the Company’s decisions on financial and business policies, and further believes that it is necessary to ensure the corporate value of the Company and the common interests of our shareholders by taking necessary and appropriate measures against large-scale purchases of shares by such individuals.

②	Initiatives to Contribute to the Source of the Corporate Value of the Company and the Realization of Our Basic Policy

Ⅰ．The Company’s Corporate Philosophy and the Source of Corporate Value

In our efforts to respond promptly and accurately to our customer’s needs, we have formulated our corporate philosophy and specified our action guidelines as follows: “Let us build the prosperity of the Company and of our lives by combining the ingenuity and efforts of each individual by strengthening the collaboration between manufacturing, sales and technology.”

<Corporate Philosophy>

1.	We pursue every business operation on the principle of placing the No. 1 priority on customers.
2.	We respond with flexibility to changes in the environment and secure appropriate levels of profits to reflect our appreciation of our shareholders, suppliers, and business partners.
3.	In harmony with society, we contribute to humanity’s progress by securing the position as a global comprehensive parts manufacturer.
4.	We strive for the prosperity of the corporation and the welfare of its employees through perpetual efforts for innovation and improvement in performance.

Fully recognizing our role as a global comprehensive manufacturer of parts while valuing relationships with our customers, employees, and local communities, we attribute the growth of the Company thus far to our shareholders’ support as well as the results of our efforts to establish a supply system, improve quality, and to make technological innovations, etc. based on the corporate philosophy stated above. We believe this is the major source of the Company’s corporate value.

Ⅱ．Initiatives to enhance corporate value

Through the development of products responding to the requirements of fuel efficiency and exhaust emission regulations on the back of the global trend on environmental measures, the Company proactively works to resolve issues facing society.

In the field of automobile engines, which is an existing business, the Company is moving forward with the development of products tied to achieving high thermal efficiency and clean emissions, as well as providing solutions utilizing unique technologies, and has been undertaking initiatives in its business activities with the aim of becoming a company chosen by customers for its quality and ability to come up with proposals that meet customer needs. On the manufacturing front, through the introduction of innovative production lines and the promotion of cost reduction and automation, etc., the Company strives to implement systems to produce quality products even more efficiently.

With respect to new business in the field of non-automobile engines, the Company has been focusing efforts on the development and commercialization of new products, etc. using new materials, centered on the medical equipment and motor fields as the core of new businesses with an eye on the future. In the development of these businesses, the Company will continue to strive to achieve high levels of innovation to add even more value, through collaboration with industry, government, and academia, and proactive collaborative business, including alliances with other companies, using its own technology as the foundation.

The trend of placing greater value on social responsibility in corporate activities has also strengthened in recent years. In addition to working to reduce the environmental impact of its core business, the Company plans to proactively engage in important issues from the perspective of sustainability, such as respecting diversity, human rights, and improving governance, even more actively than it has in the past, together with shareholders, customers, local communities, suppliers, and employees.

Based on this fundamental awareness, the Company will undertake the 8th Mid-Term Management Plan with “Change as Chance ～ finding opportunities within change～” as its basic policy, aim for sustainable growth and medium- to long-term enhancement of corporate value, and realize further development of the Company.

Ⅲ．Strengthening of Corporate Governance

The Company’s basic policies of corporate governance are to “improve management transparency,” “achieve accountability to stakeholders,” and “accelerate management,” and with the enhancement of these as one of its key action points, the Company has been undertaking proactive initiatives.

③	Initiatives to prevent unsuitable parties from controlling decisions on the Company’s financial and business policies in light of the basic policy

Ⅰ．Objectives of the introduction of the plan

The Plan was introduced as an initiative to prevent an unsuitable party from controlling the decisions on the Company’s financial and business policies in light of the above basic policy and to deter large-scale purchases that counter the Company’s corporate value and the common interests of shareholders.

Ⅱ．Details of the Plan

(i)       Details of Large-Scale Purchase Rules

The Large-Scale Purchase Rules that a large-scale purchaser must comply with before any large-scale purchase action are as follows: i) The large-scale purchaser presents necessary and sufficient information concerning the large-scale purchase action to the Board of Directors in advance; ii) the Board of Directors sets a certain evaluation period then consults the Independent Committee, to carefully formulate and announce their opinion as the Board of Directors, including the invoking of countermeasures; and iii) The large-scale purchaser commences said purchase action after the procedures of i) and ii).

(a)	Large-scale purchase actions, etc. subject to the Plan

The Plan applies to acts resulting in the purchaser holding 20% or more of the Company’s shares, etc. or tender offers that result in holdings of 20% or more, or actions equivalent thereto or proposals therefor, and large-scale purchasers must comply with the large-scale purchase rules set forth in the Plan in advance.

(b)	Submission of letter of intent and provision of information

Prior to implementing the large-scale purchase action, the large-scale purchaser subject to the Plan shall submit to the Board of Directors a letter of intent stating matters including an outline of the large-scale purchaser and their group, the objectives, method, and outline of the large-scale purchase action, etc., a pledge expressing the intent to comply with the Large-Scale Purchase Rules prescribed in the Plan, and compensation wording in the event of a violation.

(c)	Evaluation and investigation, etc. by the Board of Directors

The Board of Directors shall set a period during which the Company’s Directors evaluate, investigate, negotiate, form opinions, and formulate alternative proposals (hereinafter, “Board of Directors’ Investigation Period”) in accordance with the level of difficulty of evaluating the large-scale purchase action, etc.

(d)	Establishment of the Independent Committee and recommendations to the Board of Directors

The Company has established an Independent Committee as an independent organization to appropriately implement the Plan and prevent arbitrary decisions by the Board of Directors. The Independent Committee consists of three or more members who are appointed from among the Company’s Outside Directors, Outside Audit & Supervisory Board Members, and external experts to ensure fair and neutral judgments.

The Independent Committee shall, during the Board of Directors’ Investigation Period, investigate the details of the large-scale purchase action, etc. from the perspective of ensuring and enhancing the corporate value of the Company and the common interests of our shareholders, and shall make recommendations to the Board of Directors, including the appropriateness of invoking countermeasures.

(e)	Resolutions by the Board of Directors, and general meeting of shareholders for confirmation of shareholders’ intentions

The Board of Directors shall comply with the aforementioned recommendations of the Independent Committee and, as a body under the Companies Act, pass a resolution concerning the invoking or non-invoking of countermeasures against the large-scale purchase action, etc.

However, when invoking countermeasures, in addition to Independent Committee consultation procedures, the Board of Directors may, after first determining the details of specific countermeasures, convene a general meeting of shareholders to confirm the intent of the Company’s shareholders regarding the invocation of countermeasures (“General Meeting of Shareholders for Confirmation of Intent”) (i) if the Board of Directors determines that it is in practice possible to confirm the intent of the Company’s shareholders – taking into consideration whether a substantive judgment based on the details of the large-scale purchase action, etc. from the perspective of ensuring and enhancing corporate value and the common interests of shareholders is necessary and various circumstances such as other details of the large-scale purchase action, etc. and the time available – and that it is appropriate in light of laws, regulations, and the Directors’ duty of care of a prudent manager, etc. or (ii) if the Independent Committee makes a recommendation with a reservation that the intent of the Company’s shareholders should be confirmed with respect to the large-scale purchase action, etc.

(ⅱ) Countermeasures if the large-scale purchase, etc. takes place

(a) Conditions for invoking countermeasures

(A) When a large-scale purchaser does not comply with the Large-Scale Purchase Rules

In the event that a large-scale purchaser does not comply with the Large-scale Purchase Rules stipulated in the Plan, and it is not corrected within five business days after the Board of Directors requests such correction in writing, in cases other than where it is obvious that there is a necessity not to invoke countermeasures for the sake of ensuring and enhancing the corporate value of the Company and the common interests of our shareholders or other special circumstances, the Independent Committee shall, in principle, recommend that the Board of Directors invoke countermeasures.

The Board of Directors shall decide to invoke the countermeasures in accordance with the recommendations of the Independent Committee. However, in the event that a General Meeting of Shareholders for Confirmation of Intent is held in addition to the recommendations of the Independent Committee, the Board of Directors shall decide to invoke countermeasures pursuant to the judgment of shareholders at the General Meeting of Shareholders for Confirmation of Intent.

(B) When a large-scale purchaser complies with the Large-Scale Purchase Rules

In the event that the large-scale purchaser complies with the Large-Scale Purchasing Rules, the Independent Committee shall, in principle, recommend that the Board of Directors does not invoke countermeasures against the large-scale purchase action, etc. However, even if the Large-Scale Purchase Rules are complied with, if the Independent Committee determines that the Company’s corporate value and the common interests of our shareholders will be significantly harmed, the Independent Committee will recommend that the Board of Directors invoke countermeasures against the large-scale purchase action, etc.

(b) Details of countermeasures

Countermeasures against the large-scale purchase action, etc. by the Company in accordance with the Plan shall be based on the gratis allotment of share options prescribed in Article 277 and following articles of the Companies Act.

(ⅲ) Effective term, abolition, and amendment of the Plan

The effective term of the Plan shall be until the conclusion of the annual general meeting of shareholders scheduled to be held in June 2023. However, even prior to the expiration of the effective term of the Plan, the Company shall review the Plan from time to time from the perspective of ensuring and enhancing the corporate value of the Company and the common interest of our shareholders, and the Plan shall be abolished or amended by resolution of the general meeting of shareholders or the Board of Directors.

④	The fact that the Plan is in accordance with basic policies does not harm the common interests of the Company’s shareholders, and is not for the purpose of maintaining the position of the Company’s officers, and the reasons therefor

Ⅰ．Consistency with guidelines and timely disclosure rules for anti-takeover measures

The Plan is in accordance with details of the “Guidelines Regarding Takeover Defenses for the Purposes of Protection and Enhancement of Corporate Value and Shareholders’ Common Interests” jointly released by the Ministry of Economy, Trade and Industry and the Ministry of Justice on May 27, 2005 and takes into full consideration the “Takeover Defense Measures in Light of Recent Environmental Changes” released on June 30, 2008 by the Corporate Value Study Group of the Ministry of Economy, Trade and Industry. In addition, the Plan also fulfils the intent of the various regulations pertaining to the introduction of anti-takeover measures prescribed by Tokyo Stock Exchange, Inc.

Ⅱ．Introduction for the purpose of ensuring and enhancement of the common interests of shareholders

Introduction of the Plan is for the purpose of ensurance and enhancement of corporate value and common interests of shareholders by securing the necessary information and time required for shareholders to judge whether the large-scale purchase action, etc. is appropriate, and enabling negotiations to be conducted for the benefit of shareholders when such large-scale purchase action, etc. is carried out against the Company.

Ⅲ．Sufficient respect for shareholders’ Intentions (sunset provision)

The Plan was introduced upon being approved at the annual general meeting of shareholders held on June 26, 2020. In addition, in the event that the Board of Directors judges it to be appropriate in light of laws, regulations, or the duty of care of a prudent manager of the Company’s Directors, or the Independent Committee makes a recommendation with a reservation that the intentions of shareholders should be confirmed, it shall be possible to confirm the intentions of shareholders with regard to the invoking or non-invoking of countermeasures at the general meeting of shareholders.

Ⅳ．Eliminating arbitrariness of the Board of Directors

The Company has established the Independent Committee as a unit independent from the Board of Directors to appropriately carry out this countermeasure, prevent arbitrary judgments by the Board of Directors, and to ensure the rationality and fairness of the judgments. In the event that a large-scale purchase action, etc. is carried out against the Company, the Independent Committee shall make a substantive judgment as to whether the large-scale purchase action, etc. will damage the corporate value of the Company and the common interests of our shareholders, and the Board of Directors shall pass a resolution in accordance with this judgment as a body under the Companies Act, thus ensuring a mechanism for the transparent operation of the Plan in order to maintain the corporate value of the Company and the common interests of our stockholders.

Ⅴ．Setting objective and reasonable requirements

The Plan is designed in such a way that countermeasures will not be invoked unless the Independent Committee deems that reasonable and detailed objective requirements have been satisfied.

Ⅵ．No dead-hand or slow-hand anti-takeover measure

The Plan is designed in such a way that it may be abolished even prior to the expiration of its effective term by a decision of the Board of Directors, which comprises Directors appointed at the general meeting of shareholders, and the Company believes that the Plan is of a completely different nature to the rights plans known as the dead-hand anti-takeover measure and the slow-hand anti-takeover measure that make it impossible or difficult for the management team to abolish a plan.

Ⅶ．Acquiring the opinions of third-party experts

The Plan enables the Independent Committee to receive advice from independent third-parties (financial advisors, certified public accountants, attorneys-at-law, consultants, and other experts) at the Company’s expense. This mechanism more securely guarantees the fairness and objectivity of judgments by the Independent Committee.

Notes to Consolidated Financial Statements

1.	Notes, etc. Regarding Significant Matters Forming the Basis for Preparation of Consolidated Financial Statements
(1)	Scope of consolidation
a. No. of consolidated subsidiaries	13
b. Names of main consolidated subsidiaries

NPR of America, Inc.

NPR Fukushima Works Co., Ltd.

NPR Iwate Co., Ltd.

NPR of Europe GmbH

PT. NT Piston Ring Indonesia

SIAM NPR Co., Ltd.

NPR Auto Parts Manufacturing (Yizheng) Co., Ltd.

NPR Singapore Pte. Ltd.

PT. NPR Manufacturing Indonesia

E.A. Associates Sdn. Bhd

NPR Auto Parts Manufacturing India Pvt. Ltd.

NPR ASIMCO Powdered Metals Manufacturing (Yizheng) Co., Ltd.

Normeca Asia Co., Ltd.

(2)	Equity method application

Non-consolidated subsidiaries to which the equity method is applied

・Number of non-consolidated subsidiaries or affiliated companies to which the equity method is applied

Not applicable.

(3)	Changes to the scope of consolidation and scope of application of the equity method

Not applicable.

(4)	Fiscal year end dates, etc. of consolidated subsidiaries

The fiscal year of consolidated subsidiaries is the same as the consolidated fiscal year, with the exception of NPR of America, Inc., NPR of Europe GmbH, PT. NT Piston Ring Indonesia, SIAM NPR Co., Ltd., NPR Auto Parts Manufacturing (Yizheng) Co., Ltd., NPR Singapore Pte. Ltd., PT. NPR Manufacturing Indonesia, E.A. Associates Sdn. Bhd, NPR Auto Parts Manufacturing India Pvt. Ltd., and NPR ASIMCO Powdered Metals Manufacturing (Yizheng) Co., Ltd. for which the fiscal year ends on December 31. When preparing the consolidated financial statements, necessary consolidation adjustments are carried out based on the financial statements of each company for significant transactions, etc. arising before the end of the consolidated fiscal year.

(5)	Accounting policies
①	Valuation standards and valuation methods for significant assets
a. Securities
Other securities
・ Securities other than shares, etc. without a market price	Fair value method (valuation differences are all included directly in net assets, and the cost of securities sold is calculated using the moving average method).
・ Shares, etc. without a market price	Cost method using the moving average method.
b. Derivatives	Fair value method.
c. Inventory	Mainly cost method using the moving average method (by means of a write-down of book value due to reduction in profitability)
②	Depreciation methods for significant depreciable assets
a. Property, plant, and equipment
・ Property, plant, and equipment other than lease assets

The straight-line method is mainly used for machinery and transport equipment, with the declining balance method mainly used for everything else.

However, the straight-line method is mainly used for buildings acquired on or after April 1, 1998 (excluding facilities and equipment ancillary to buildings) and facilities and equipment ancillary to buildings and structures acquired on or after April 1, 2016.

・ Lease assets

Lease assets under finance lease transactions with a transfer of ownership

The same depreciation method is applied to fixed assets owned by the Company.

Lease assets under finance transactions without transfer of ownership

The lease term is used as the useful life, and the straight-line method is used with the residual value set as zero.

b. Intangible fixed assets
・ Intangible fixed assets other than lease assets
Software for internal use	The straight-line method based on the internal usable period (five (5) years).
Other intangible fixed assets	Straight-line method.
・ Lease assets	Lease assets under finance transactions without transfer of ownership The lease term is used as the useful life, and the straight-line method is used with the residual value set as zero.
③	Standards for recording significant allowances
Allowance for doubtful accounts	The historical bad debt rate is used to provide for loss due to bad debt for general accounts receivable, and for certain debts, such as doubtful accounts receivable, the recoverability is examined individually and the estimated unrecoverable amount is recorded.

④	Standard for conversion of significant foreign currency-denominated assets or liabilities into Japanese Yen
Foreign currency-denominated assets and liabilities are converted into Japanese Yen at the foreign exchange spot rate on the last day of the consolidated fiscal year and foreign currency translation differences are accounted for as loss or profit. The assets and liabilities of foreign subsidiaries are converted into Japanese Yen at the foreign exchange spot rate on the last day of the consolidated fiscal year, revenue and expenses are converted to Japanese Yen at the average rate for the period, and translation differences are recorded by inclusion in “Foreign currency translation adjustment” and “Non-controlling interests” under net assets.
⑤	Significant hedge accounting methods
a. Hedge accounting methods	Deferred hedge accounting is used.
Interest rate swaps that satisfy the requirements for special treatment are by special treatment, and forward exchange contracts that satisfy the requirements for allocation treatment are by allocation treatment.
b. Hedging instruments and hedged items	Hedging instruments: forward exchange contract transactions, interest rate swap transactions. Hedged items: foreign currency-denominated assets and liabilities, loans payable
c. Method for evaluating the effectiveness of hedging policies and hedges	In order to hedge against risks from market rate fluctuations, risk management pursuant to internal rules is implemented for assets or liabilities based on actual demand and the effectiveness is evaluated.
⑥	Other significant matters for the preparation of consolidated financial statements
a. Accounting method for retirement benefits

When calculating retirement benefit liabilities, the method of attributing the estimated amount of retirement benefits to the period until the end of the consolidated fiscal year is based on the benefit calculation formula.

Actuarial differences are accounted for as expenses from the following consolidated fiscal year after they respectively arise, using the straight-line method based on the average remaining service period of employees when it arises.

Unrecognized actuarial differences are recorded as accumulated remeasurement of defined benefits plan under accumulated other comprehensive income in the net assets section after adjusting the tax effect.

b. Goodwill amortization method and amortization period	Goodwill is amortized over a period of 7 years using the straight-line method
c. Standards for recording revenue and expenses

The main business of the Group is production and sale of automobile products, marine engine products, and other products. In its automobile product business, the Group manufactures automobile engine parts including piston rings and valve seat inserts at manufacturing bases in Japan and overseas, and sells them to automobile manufacturers, etc. For the replacement parts market, the Group also sells to business operators, etc., handling automobile parts. In the marine engine products and other products businesses, the Group sells piston rings for ships and products applying a metal injection molding (METAMETAL) process, etc. to ship manufacturers and industrial equipment manufacturers, etc. respectively. In the other products business, the Group sells automobile bearing parts and RV products, etc. to automobile manufacturers and retailers, etc.

Revenue generated from contracts with customers is recognized at the time that control of the product transfers to the customer. In domestic sales, revenue is mainly recognized at the time of shipping because the time from shipping until control of the product transfers to the customer is a normal period of time (shipping basis applied). With respect to domestic sales where shipping basis is not applied, revenue is recognized when the product is delivered to the customer. With respect to export transactions, revenue is recognized at the time of delivery to the customer set forth in the International Commercial Terms.

Transaction consideration is received within one (1) year of satisfaction of the performance obligations, and does not include significant finance components.

2.	Notes Regarding Changes to Accounting Policies

(Changes to Accounting Policies in Conjunction with Revisions to Accounting Standards, etc.)

(Application of ASC 842 Lease Accounting)

Foreign subsidiaries that applies the US accounting standards have applied ASC 842 Lease Accounting since the beginning of the current consolidated fiscal year. Under this standard, parties taking out leases are in principle required to recognize all leases as assets and liabilities on their balance sheets.

When applying this accounting standard, we have adopted a method of recognizing on the application commencement date the cumulative effects of the application of accounting standards permitted as transitional measures.

Consequently, at the end of the current consolidated fiscal year “Intangible fixed assets” increased by ¥263 million, “Lease liabilities” under current liabilities increased by ¥75 million, and “Lease liabilities” under fixed liabilities increased by ¥186 million. Please note that the impact on loss or profit for the current consolidated fiscal year is minor. The impact on loss and profit for the current consolidated fiscal year is minor.

(Changes to Method of Attribution to Service Period for Retirement Benefits)

In April 2022, the method of recognizing retirement benefits liabilities was clarified by the press release “Attributing Benefit to Periods of Service” by the Indonesian Financial Accounting Standards Board (Dewan Standar Akuntansi Keuangan or DSAK) of the Institute of Indonesia Chartered Accountants (Ikatan Akuntan Indonesia or IAI) based on the Agenda Decision of the IFRS Interpretations Committee (IFRIC) Attributing Benefit to Periods of Service (IAS 19 Employee Benefits). In conjunction with this, in the past, retirement benefits were recognized by corresponding to employees’ period of service, but from the current consolidated fiscal year, some foreign subsidiaries apply a method whereby they are recognized by corresponding to the period when the liability burden is incurred.

As a result of recognizing the cumulative effect of the commencement of application of this change as a revision of the balance of retained earnings and the like at the beginning of the period, the balance of “retained earnings” at the beginning of the current consolidated fiscal year increased by ¥136 million, “foreign currency translation adjustment” increased by ¥8 million, and the “cumulative adjustment for retirement benefits” reduced by ¥52 million. The impact on loss and profit for the current consolidated fiscal year is minor.

3.	Additional Information

(Notes Regarding Transactions Delivering the Company’s Shares to Employees, etc. through a Trust)

At the Board of Directors’ meeting held on September 24, 2020, the Company passed a resolution to introduce a trust-type employee shareholding incentive plan with the aim of incentivizing employees to improve the Company’s medium- and long-term corporate value.

①	Outline of transaction

Under the plan, a trust exclusively for the Nippon Piston Ring Employee Shareholding Association is established at a trust bank (“Employee Shareholding Trust”) and will acquire in advance the number of shares of the Company expects to be acquired by the shareholding association over a five-year period. Subsequently, the Employee Shareholding Trust continuously sells the Company’s shares to the shareholding association, and if an amount equivalent to the profit on the sale of shares has accumulated in the Employee Shareholding Trust when the trust terminates, that amount equivalent to the profit on the sale of shares will be distributed as residual assets to those who satisfy the beneficiary qualification conditions. Because the Company is a guarantor for loans payable for the purpose of the Employee Shareholding Trust acquiring the Company’s shares, if the Company’s share price drops, causing an amount equivalent to loss on the sale of shares to accumulate within the Employee Shareholding Trust and there are outstanding loans payable equivalent to the loss on the sale of such shares within the Employee Shareholding Trust when the trust terminates, the Company shall repay such outstanding liabilities.

②	Accounting treatment

With respect to the accounting treatment, “Practical Solution on Transactions of Delivering the Company’s Own Stock to Employees etc. through Trusts” (Practical Issues Task Force No. 30, March 26, 2015) is applied and accounting treatment is carried out in accordance with such guidelines.

③	Shares of the Company held by the trust

The shares of the Company held by the Employee Shareholding Trust are recorded as treasury shares in the net assets section based on the book value in the Employee Shareholding Trust (excluding the amount of ancillary expenses). At the end of the current consolidated fiscal year, there were 225,700 such treasury shares with a book value of ¥216 million.

④	Book value of loans payable recorded due to the application of the gross method

¥164 million at the end of the current consolidated fiscal year.

(Change to Consolidation Schedule)

As announced in the press release “Conclusion of a Memorandum of Understanding concerning Consolidation through the establishment of a joint holding company (stock transfer) between Nippon Piston Ring Co., Ltd. and Riken Corporation” dated July 27, 2022, the Company and Riken Corporation have concluded a memorandum of understanding to consolidate the two companies on equal terms and started concrete discussions and investigations.

In the press release “Notice Regarding the Schedule for the Consolidation of Nippon Piston Ring Co., Ltd. And Riken Corporation” dated November 28, 2022, we announced that we have changed the schedule for the consolidation in consideration of the time required for the business combination review by the Japan Fair Trade Commission (JFTC), and we hereby give notice that on May 2, 2023, all procedures for notification to the JFTC and investigation procedures were completed and we received a notice from the JFTC to the effect that it would not issue a cease-and-desist order. The two companies will continue discussions and deliberations with the aim of realizing the consolidation as early as possible. With respect to the schedule that we had stated as “TBD,” we will proceed according to the following schedule and will provide notice again once it is finalized by officially approved decisions of the two companies.

Conclusion of final contract regarding the consolidation	May 23, 2023 (scheduled)
Annual general meeting of shareholders (resolution approving the share transfer)	June 23, 2023 (scheduled)
Date of delisting from Tokyo Stock Exchange (TSE)	September 28, 2023 (scheduled)
Effective date of the Share Transfer and listing date of the joint holding company	October 2, 2023 (scheduled)

(Note)	The above is the current schedule and it may be changed by agreement upon discussion between the two companies when necessary due to the progress of the consolidation or necessary due to other grounds.

4.	Notes Regarding Accounting Estimates

(Recoverability of Deferred Tax Assets at Nippon Piston Ring Co., Ltd.)

(1)	Amount recorded in the consolidated financial statements for the current consolidated fiscal year

Deferred tax assets:      ¥95 million

Deferred tax liabilities: ¥1,034 million

Of which, amounts pertaining to Nippon Piston Ring Co., Ltd

Deferred tax assets:      ¥－ million

Deferred tax liabilities: ¥1,163 million

The Company has set off ¥358 million of deferred tax assets against deferred tax liabilities.

(2)	Other information for understanding the details of estimates
①	Calculation method

With respect to the taxable temporary difference after taking into consideration the reversal schedule for taxable temporary difference, we estimate future taxable income and then determine the recoverability of deferred tax assets. The estimate of taxable income is based on the business plan for the following fiscal year approved by the Board of Directors, and its feasibility is reasonably determined.

②	Key assumptions

The key assumptions used to formulate the business plan for the following fiscal year that forms the basis of the taxable income estimate are the projected volume of sales and the projected cost of raw materials, assuming a certain business environment, etc.

③	Impact on consolidated financial statements for the following consolidated fiscal year

If changes in the business environment, etc. cause a significant change in the key assumptions – the projected volume of sales and the projected cost of raw materials – and the estimated amount of taxable income reduces, there is the risk that it will have a material impact on the determination of recoverability of deferred tax assets.

5.	Notes Regarding Consolidated Balance Sheets
(1)	Assets pledged as collateral

Details and value of collateral assets

(Mortgageable factory assets)
Buildings and structures	¥2,895	million
Machinery and equipment	¥5,354	million
Land	¥2,832	million
(Other)
Buildings and structures	¥477	million
Land	¥675	million

Liabilities secured by the above collateral assets

(For mortgageable factory assets)
Short-term loans payable	¥1,851	million
Current portion of long-term loans payable	¥1,672	million
Long-term loans payable	¥2,108	million
(Other)
Short-term loans payable	504	million
Current portion of long-term loans payable	¥123	million
Long-term loans payable	¥158	million

(2) Accumulated depreciation of property, plant, and equipment	¥91,624	million

6.	Notes to Consolidated Statement of Changes in Net Assets
(1)	Class and total number of issued shares

Class of Shares	Number of Shares at Beginning of Current Consolidated Fiscal Year	Increase in the Number of Shares in Current Consolidated Fiscal Year	Decrease in the Number of Shares in Current Consolidated Fiscal Year	Number of Shares at End of Current Consolidated Fiscal Year
Common stock	8,374,157	－	－	8,374,157

(2)	Dividends of surplus
①	Amount of dividends paid

Dividends pursuant to resolution of the 128th Annual General Meeting of Shareholders held on June 28, 2022

・ Total amount of dividends	¥400	Million

・ Dividend per share	¥50

・ Record date	March 31, 2022
・ Effective date	June 29, 2022
(Note)	The total amount of dividends pursuant to the June 28, 2022 resolution of the annual general meeting of shareholders includes dividends of ¥4 million for shares held by the Employee Shareholding Trust (as of the record date of March 31, 2022: 271,200 shares).

Dividends pursuant to resolution of a meeting of the Board of Directors held on November 11, 2022

・ Total amount of dividends	¥160	Million

・ Dividend per share	¥20

・ Record date	September 30, 2022
・ Effective date	December 6, 2022
(Note)	The total amount of dividends pursuant to the November 11, 2022 resolution of the Board of Directors includes dividends of ¥4 million for shares held by the Employee Shareholding Trust (as of the record date of September 30, 2022: 246,700 shares).

②	Dividends with a record date that falls in the current consolidated fiscal year that have an effective date in the subsequent period

The following proposal was made for resolution at the 129th Annual General Meeting of Shareholders to be held on June 23, 2023

・ Total amount of dividends	¥400	Million
・ Source of dividend	Retained earnings

・ Dividend per share	¥50

・ Record date	March 31, 2023
・ Effective date	June 26, 2023
(Note)	The total amount of dividends pursuant to the June 23, 2023 resolution of the annual general meeting of shareholders includes dividends of ¥11 million for shares held by the Employee Shareholding Trust (as of the record date of March 31, 2023: 225,700 shares).

(3)	Number of shares underlying share options issued by the Company on the last day of the current consolidated fiscal year
Common shares	43,700

7.	Notes Regarding Financial Instruments
(1)	Financial instruments

The Group raises necessary funds (mainly from bank loans) based on a capital investment plan in order to carry out its business manufacturing and selling various products, including automobile products.

Customer credit risk pertaining to notes and accounts receivable-trade is managed for each business counterparty in accordance with the Group’s Credit Management Rules and the credit risk for key business counterparties is continuously monitored and risk reduction implemented.

Additionally, although accounts receivable-trade denominated in foreign currencies are exposed to foreign exchange risk, derivatives transactions (foreign exchange forward transactions) are utilized as a hedge in order to mitigate foreign exchange risk and fix the amount recovered for some of these.

Shares, which are investment securities, are exposed to market price fluctuation risks, but the fair value is assessed quarterly.

Loans payable are used for operating funds (mainly short-term) and capital investment funds (mainly long-term, within five (5) years) and are exposed to interest rate fluctuation risks in the case of loans payable with variable interest rates, but for some long-term loans payable, derivatives transactions (interest rate swap transactions) are used for individual agreements in order to mitigate the risks of fluctuations in interest payable and fix the amount of interest payable.

The implementation and management of derivatives transactions are carried out in accordance with the internal rules set forth by our bank of account, and when utilizing derivatives, in order to reduce credit risk, we only carry out transactions with major financial institutions. Please note that our policy is to utilize derivatives to mitigate the above foreign exchange risks and interest rate fluctuation risks, and not as speculative transactions.

(2)	Fair value, etc. of financial instruments

The value recorded in consolidated balance sheets, fair value, and the difference between the two as of March 31, 2023, are as follows

		Value Recorded in Consolidated Balance Sheets (millions of yen)	Fair Value (millions of yen)	Difference (millions of yen)
①	Notes, accounts receivable-trade and contract assets	11,719	11,719	－
②	Investment securities
	Other securities	5,195	5,195	－
	Total assets	16,914	16,914	－
③	Notes and accounts payable-trade	3,725	3,725	－
④	Electronically recorded obligations	4,326	4,326	－
⑤	Short-term loans payable	5,940	5,940	－
⑥	Long-term loans payable (including current portion)	6,659	6,634	(25)
	Total liabilities	20,651	20,626	(25)

(Note 1) “Cash and deposits” have been omitted because it is cash and deposits have a fair value that approximates book value due to being paid in a short time

(Note 2) Shares, etc. without a market price are not included in “② Investment securities.” The value of these financial instruments recorded in the consolidated balance sheets is as follows.

Shares, etc. Without a Market Price

Category	Current Consolidated Fiscal Year (millions of yen)
Unlisted shares	3

(3)	Breakdown, etc. of fair value level of financial instruments

The fair value of financial instruments is divided into three levels depending on the observability and importance of inputs for the calculation of fair value.

Level 1 fair value: Inputs for calculation of an observable fair value where the fair value calculated using the market price of assets or liabilities whose fair value is being calculated is formed in an active market

Level 2 fair value: Inputs for calculation of an observable fair value where the fair value is calculated using inputs for calculation of fair value other than those for level 1

Level 3 fair value: Fair value calculated using inputs for the calculation of fair value that are unobservable

In cases where multiple inputs which have a material effect on the calculation of the fair value are used, among the levels to which the respective inputs belong, the fair value is categorized at the level with the lowest priority in the fair value calculation.

①	Financial instruments recorded at fair value in consolidated balance sheets

Current Consolidated Fiscal Year (March 31, 2023)

Category	Fair Value (millions of yen)
	Level 1	Level 2	Level 3	Total
Investment securities	5,195	－	－	5,195
Total assets	5,195	－	－	5,195

②	Financial instruments other than financial instruments recorded at fair value in consolidated balance sheets

Current Consolidated Fiscal Year (March 31, 2023)

Category	Fair Value (millions of yen)
	Level 1	Level 2	Level 3	Total
Notes, accounts receivable-trade and contract assets	－	11,719	－	11,719
Total assets	－	11,719	－	11,719
Notes and accounts payable-trade	－	3,725	－	3,725
Electronically recorded obligations	－	4,326	－	4,326
Short-term loans payable	－	5,940	－	5,940
Long-term loans payable	－	6,634	－	6,634
Total liabilities	－	20,626	－	20,626

(Note) Explanation of valuation techniques and inputs used to calculate the fair value

Investment securities

Listed shares are valued using the market price. Because listed shares are traded on active markets, their fair value is categorized as a level 1 fair value. On the other hand, other securities held by the Company are not traded on the market and a market price on an active market cannot be determined, so therefore they are noted as shares without a market price.

Notes, accounts receivable-trade and contract assets

The fair value of notes and accounts receivable–trade is calculated using the discounted cash flow method based on interest rates considering the claim amount, the period until maturity, and the credit risk for each claim divided into set periods, and this is categorized as a level 2 fair value.

Notes and accounts payable-trade, electronically recorded claims, and short-term loans payable

The fair value of notes and accounts payable-trade, electronically recorded claims and short-term loans payable is calculated using the discounted cash flow method based on interest rates considering the future cash flow, the period until the payment due date, and the credit risk for each obligation divided into set periods, and this is categorized as a level 2 fair value.

Long-term loans payable

The fair value of long-term loans payable with variable interest rates is their book value because the fair value is regarded as approximating book value since it reflects market interest rates over the short-term and the credit standing of the Company has not changed significantly after drawdown. The fair value of long-term loans payable with fixed interest rates is calculated by discounting the total amount of principal and interest by the interest rate if a similar loan were newly taken out, and these are categorized as a level 2 fair value.

8.	Notes Regarding Revenue Recognition
(1)	Analysis information for revenue generated from contracts with customers

Information regarding the breakdown of revenue by main types of goods or services.

(Unit: million yen)

	Reporting Segment			Other	Total
	Automobile Business	Marine Engine and Other Products Business	Total
Net sales
Japan	16,898	1,361	18,260	3,450	21,711
Asia	15,663	626	16,290	208	16,498
Europe	4,841	253	5,094	2,614	7,709
North America	6,519	－	6,519	143	6,663
Other regions	5,929	－	5,929	12	5,942
Total	49,853	2,241	52,094	6,429	58,524
Net sales to external customers	49,853	2,241	52,094	6,429	58,524

(2)	Information for understanding the amount of revenue for the current period and the following period onwards
a.	Balance, etc. of contract liabilities
Current Consolidated Fiscal Year (millions of yen)
Receivables arising from contracts with customers (balance at beginning of period)	11,122
Receivables arising from contracts with customers (balance at end of period)	11,719
Contract liabilities (balance at beginning of period)	80
Contract liabilities (balance at end of period)	87

Contract liabilities for sales contracts in export transactions mainly for the replacement parts market are with respect to advances received from customers pursuant to the payment terms. Contract liabilities are reversed when revenue is recognized.

Of revenue recognized for the current consolidated fiscal year, ¥80 million was included in the balance of contract liabilities as of the beginning of the period. The main reason for the ¥7 million increase in contract liabilities in the current consolidated fiscal year was an increase in advances received pertaining to export transactions at foreign subsidiaries.

The amount of revenue recognized in the current consolidated fiscal year from performance obligations fulfilled (or partially fulfilled) in past periods is not significant.

b.	Transaction price allotted to outstanding performance obligations

As there are no significant transactions for which the expected contract term of an individual agreement exceeds one year in the Group, practical shortcuts are applied and information on outstanding performance obligations has been omitted. Additionally, there are no significant amounts in consideration generated from contracts with customers that has not been included in transaction prices.

9.	Notes Regarding Per Share Information
(1) Net assets per share	¥4,632.77
(2) Basic earnings per share	¥232.90

The Company introduced the “Trust-Type Employee Shareholding Incentive Plan (Employee Shareholding Trust)” in November 2020.

When calculating the “Net assets per share,” the Company’s shares held by the employee shareholding trust account are included in the treasury shares deducted from the total number of issued shares at the end of the period (225,700 shares in the current consolidated fiscal year), and when calculating the “Basic earnings per share,” are included in the treasury shares deducted when calculating the average number of shares during the period (247,246 shares in the current consolidated fiscal year).

Notes to Non-Consolidated Financial Statements

1.	Notes Regarding Significant Accounting Policies
(1)	Valuation standards and valuation methods for assets
	①	Securities
		a. Shares of subsidiaries	Cost method using the moving average method.
b. Other securities
		・ Securities other than shares, etc. without a market price	Fair value method (valuation differences are all included directly in net assets, and the cost of securities sold is calculated using the moving average method).
		・ Shares, etc. without a market price	Cost method using the moving average method.
	②	Derivatives	Fair value method.
	③	Inventory	Cost method using the moving average method (by means of write-down of book value due to reduction in profitability).
(2)	Fixed asset depreciation method
①	Property, plant, and equipment
a. Property, plant, and equipment other than lease assets

The straight-line method for machinery and equipment, with declining balance method used for everything else.

However, the straight-line method is used for buildings acquired on or after April 1, 1998 (excluding facilities and equipment ancillary to the building) and facilities and equipment ancillary to buildings and structures acquired on or after April 1, 2016.

b. Lease assets

Lease assets under finance lease transactions with transfer of ownership

The same depreciation method as is applied to fixed assets owned by the Company.

Lease assets under finance transactions without transfer of ownership

The lease term is used as the useful life, and the straight-line method is used with the residual value set as zero.

②	Intangible fixed assets
a. Intangible fixed assets other than lease assets
	・Software used internally	The straight-line method based on the internal usable period (five (5) years).
	・Other intangible fixed assets	Straight-line method.
	b. Lease assets	Lease assets under finance transactions without transfer of ownership The lease term is used as the useful life, and the straight-line method is used with the residual value set as zero.
(3)	Standards for recording allowances
①	Allowance for doubtful accounts	The historical bad debt rate is used to provide for loss due to bad debt for general accounts receivable, and for certain debts, such as doubtful accounts receivable, the recoverability is examined individually and the estimated unrecoverable amount is recorded.
②	Allowance for retirement benefits

To provide for employee retirement benefits, the amount arising at the end of the current fiscal year is recorded based on the estimated retirement benefit obligations and pension assets at the end of the current fiscal year.

Actuarial differences are accounted for as expenses from the following fiscal year after they respectively arise, using the straight-line method based on the average remaining service period of employees when it arises.

(4)	Standards for recording revenue and expenses
①	Details of main performance obligations in the company’s main business	The Company’s main business is the manufacture and sale of automobile products, marine engine products, and other products. In its automobile product business, the Company manufactures automobile engine parts including piston rings and valve seat inserts at manufacturing bases in Japan and oversea, and sells them to automobile manufacturers, etc. For the replacement parts market, the Company also sells to business operators, etc. handling automobile parts. In the marine engine products and other products business, the Company sells piston rings for ships and products applying a metal injection molding (METAMETAL) process, etc. to ship manufacturers and industrial equipment manufacturers, etc. respectively. In the other products business, the Company sells automobile-bearing parts and RV products, etc. to automobile manufacturers and retailers, etc.

②	Time that the company normally satisfies such performance obligations (the time when revenue is normally recognized)

Revenue generated from contracts with customers is recognized at the time that control of the product transfers to the customer. In domestic sales, revenue is normally recognized at the time of shipping because the time from shipping until control of the product transfers to the customer is a normal period of time (shipping basis applied). With respect to domestic sales where a shipping basis is not applied, revenue is recognized when the product is delivered to the customer. With respect to export transactions, revenue is recognized at the time of delivery to the customer set forth in the International Commercial Terms.

Transaction consideration is received within 1 year of satisfaction of the performance obligations and does not include significant finance components.

(5)	Significant hedge accounting methods
①	Hedge accounting methods

Deferred hedge accounting is used.

Interest rate swaps that satisfy the requirements for special treatment are by special treatment, and forward exchange contracts that satisfy the requirements for allocation treatment are by allocation treatment.

②	Hedging instruments and hedged items	Hedging instruments: forward exchange contract transactions, interest rate swap transactions Hedged items: foreign currency-denominated receivables and payables, loans payable
③	Method for evaluating the effectiveness of hedging policies and hedges

In order to hedge against risks from market rate fluctuations, risk management pursuant to internal rules is implemented for receivables or payables based on actual demand and the effectiveness is evaluated.

2.	Notes Regarding Changes to Accounting Policies

(Change to Accounting Policies in Conjunction with Revisions to Accounting Standards, etc.)

(1)	Application of accounting standards, etc. regarding the calculation of fair value

This has the same content as the notes stated in the Notes to Consolidated Financial Statements so has been omitted here.

(2)	Application of “Accounting standards, etc. regarding revenue recognition” and “Application policies for accounting standards regarding revenue recognition”

This has the same content as the notes stated in the Notes to Consolidated Financial Statements so has been omitted here.

3.	Notes Regarding Changes to Presentation Methods

(Profit and Loss Statement)

As “Commitment fees” recorded as a category in the previous fiscal year has reduced in importance, it is included in “Other” under “Non-operating revenue.”

4.	Additional Information

(Notes Regarding Transactions Delivering the Company’s Shares to Employees, etc. through a Trust)

Notes regarding the Employee Shareholding Trust have been omitted here because they have the same content as stated in “1. Notes, etc. Regarding Significant Matters Forming the Basis for Preparation of Consolidated Financial Statements (3. Additional Information)” in the Notes to Consolidated Financial Statements.

(Change to Consolidation Schedule)

Notes regarding changes to the schedule for the consolidation of the Company and Riken Corporation have been omitted here because they consists of the same content as stated in “1. Notes, etc. Regarding Significant Matters Forming the Basis for Preparation of Consolidated Financial Statements (3. Additional Information)” in the Notes to Consolidated Financial Statements.

5.	Notes Regarding Accounting Estimates

(Recoverability of Deferred Tax Assets)

(1)	Amount recorded in the non-consolidated financial statements for the current fiscal year

Deferred tax liabilities (net amount): ¥1,163 million

Deferred tax assets before set-off against deferred tax liabilities: ¥358 million

(2)	Other information for understanding the details of estimates

This has the same content as the notes stated in the Notes to Consolidated Financial Statements so has been omitted here.

6.	Notes Regarding Non-Consolidated Balance Sheets
(1)	Assets pledged as collateral
(Mortgageable factory assets)
Buildings	¥2,784	million
Structures	¥78	million
Machinery and equipment	¥5,353	million
Land	¥2,832	million
(Other)
Buildings	¥463	million
Structures	¥13	million
Land	¥675	million

Liabilities secured by the above collateral assets

(For mortgageable factory assets)
Short-term loans payable	¥1,851	million
Current portion of long-term loans payable	¥1,672	million
Long-term loans payable	¥2,108	million
(Other)
Short-term loans payable	¥504	million
Current portion of long-term loans payable	¥123	million
Long-term loans payable	¥158	million

(2) Accumulated depreciation of property, plant, and equipment	¥44,072	million

(3)	Monetary claims and liabilities (excluding those presented by category) against related companies are as follows
①	Short-term monetary claims	¥3,283	million
②	Short-term monetary liabilities	¥5,908	million

7.	Notes Regarding Profit and Loss Statement

Volume of trade with related companies

①	Net sales	¥8,791	million
②	Purchases	¥20,943	million
③	Volume of trade arising from transactions that are not business transactions
	Non-operating revenue	¥1,408	million

8.	Notes Regarding Non-Consolidated Statement of Changes in Net Assets

Class and number of treasury shares

Class of Shares	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares in the Current Fiscal Year	Decrease in the Number of Shares in the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common stock	645,290	118	61,680	583,728

9.	Notes Regarding Tax Effect Accounting

Breakdown of deferred tax assets and deferred tax liabilities by main causes

The main causes giving rise to deferred tax assets are the allowance for retirement benefits and unpaid bonuses.

The main causes giving rise to deferred tax liabilities are prepaid pension expenses and other securities valuation differences

10.	Notes Regarding Transactions with Affiliated Parties

Subsidiaries, etc.

(Unit: million yen)

Type	Company, etc. Name	Ratio of Voting Rights, etc.	Details of Relationship		Details of Transactions	Transaction Value	Item	Balance at End of Period
			Number of Interlocking, Officers, etc.	Business Relationship
Subsidiary	NPR Fukushima Works Co., Ltd.	Direct 100％	Three (3) interlocking officers	Manufacture of the Company’s products	Purchase, etc. products	8,499	Accounts payable-trade	3,235
					Lending of funds (Note 2)	1,363	Short-term loans to related companies	1,363
					Collection of funds	1,189	―	―
					Receipt of interest	5	―	―
Subsidiary	NPR Iwate Co., Ltd.	Direct 100％	Three (3) interlocking officers	Manufacture of the Company’s products	Delegation of product manufacture	8,602	Accounts payable-trade	2,232
Subsidiary	NPR of Europe GmbH	Direct 70％	One (1) interlocking officer	Sale of the Company’s products	Sale of products	3,648	Accounts receivable-trade	1,439
					Lending of funds (Note 2)	624	Short-term loans to related companies	204
					Collection of funds	420	―	―
					Receipt of interest	4	―	―
Subsidiary	NPR of America, Inc.	Direct 100％	Two (2) interlocking officers	Manufacture and sale of the Company’s products	Sale of products	2,145	Accounts receivable-trade	966
					Lending of funds (Note 2)	971	Short-term loans to related companies	801
					Collection of funds	1,271	―	―
					Receipt of interest	9	―	―
Subsidiary	SIAM NPR Co., Ltd.	Direct 100%	One (1) interlocking officer	Manufacture and sale of the Company’s products	Receipt of dividends	581	―	―
Subsidiary	PT. NT Piston Ring Indonesia	Direct 100%	One (1) interlocking officer	Manufacture and sale of the Company’s products	Receipt of dividends	675	―	―

(Notes) Transaction terms and policy for determining transaction terms

1.	Transaction terms on price take into account the market price and are determined through price negotiations.

2.	For the lending of funds, interest is reasonably determined taking into account the market rate for loan interest rates.
3.	Transaction amounts do not include consumption tax, etc. With the exception of related company loans receivable, the balance at the end of the period includes consumption tax, etc.

11.	Notes Regarding Revenue Recognition

Information that is the basis for understanding revenue is the same as stated in the notes in the Notes to Consolidated Financial Statements of Riken Corporation and has therefore been omitted here.

12.	Notes Regarding Per Share Information
(1) Net assets per share	¥4,135.01
(2) Basic earnings per share	¥217.65

The Company introduced the “Trust-Type Employee Shareholding Incentive Plan (Employee Shareholding Trust)” in November 2020.

When calculating the “Net assets per share,” the Company’s shares held by the employee shareholding trust account are included in the treasury shares deducted from the total number of issued shares at the end of the period (225,700 shares in the current fiscal year), and when calculating the “Basic earnings per share,” are included in the treasury shares deducted when calculating the average number of shares during the period (247,246 shares in the current fiscal year).

Reference Documents Concerning Riken Corporation for the General Meeting of Shareholders in Relation to Proposal 1

Details of Financial Statements of Riken Corporation’s Final Fiscal Year (Fiscal Year Ended March 31, 2023)

(see the following pages)

(Attachment)

Business Report of Riken Corporation

(From April 1, 2022 to March 31, 2023)

1. Matters Regarding the Current Status of the Corporate Group

1-1	Business Progress and Results

During the current consolidated fiscal year (April to March in Japan and India, January to December in the rest of the world), global economies showed signs of recovery thanks to the easing of restrictions on activities aimed at preventing the spread of COVID-19. However, the economies remained weak due to high inflation caused by geopolitical risks and policy rate hikes mainly in the U.S. and Europe.

In Japan, as well, although there have been signs of a recovery in economic activities such as consumer spending, the economy has not seen a strong recovery due to soaring raw material and energy prices and sharp fluctuations in foreign exchange rates.

With regard to the automobile industry, which has a close relationship with the Group, although automobile production has increased compared to the previous year, it still has not fully recovered due to such factors as the shortage of semiconductor parts in many countries.

Amid these conditions, the Group’s net sales for the current consolidated fiscal year increased to 86,382 million yen (up 10.2% year-on-year) due to a recovery in automobile production and the foreign exchange impact of a weaker yen. Operating profit was 4,676 million yen (down 8.7% year-on-year) due to the impact of soaring raw material and energy prices, despite the positive impact of a weaker yen. Ordinary profit was 7,374 million yen (up 12.9% year-on-year) due to increased profits from overseas equity-method affiliates, insurance income, etc. Profit attributable to owners of parent was only 4,318 million yen (down 0.3% year-on-year), mainly due to an increase in impairment losses.

1-2	Status of Capital Investments, etc.

The total amount of capital investment made by the Group during the current consolidated fiscal year was 2,878 million yen, with the main investments being as follows.

(1)	Major facilities completed during the current consolidated fiscal year
•	Kashiwazaki Plant

Additional machine processing and surface treatment facilities (Automotive & Machinery Parts Business)

•	Kumagaya Plant

Additional machine processing and surface treatment facilities (Automotive & Machinery Parts Business)

(2)	New and enhanced major facilities during the current consolidated fiscal year
•	Kashiwazaki Plant

Additional machine processing and surface treatment facilities (Automotive & Machinery Parts Business)

Hydrogen engine business-related R&D facilities (Automotive & Machinery Parts Business)

•	Kumagaya Plant

Additional machine processing and surface treatment facilities (Automotive & Machinery Parts Business)

R&D facilities for new business creation (Other)

•	Riken Heat Techno Co., Ltd.

Thermal engineering-related manufacturing facilities (Other)

•	RIKEN AUTOMOBILE PARTS (WUHAN) CO., LTD.

Additional machine processing facilities (Automotive & Machinery Parts Business)

1-3	Status of Financing

There were no special items to be noted during the current consolidated fiscal year.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-1-

1-4	Issues that Need to be Addressed

The global economy in FY2023 is forecasted to grow at a low rate, impacted by such factors as rising prices and turmoil in the financial sector. While the economy is gradually emerging from the stagnation of economic growth caused by COVID-19 and supply chain disruptions, geopolitical risks such as Russia’s invasion of Ukraine and the U.S.-China trade conflict remain high, and uncertainty remains in the global economic forecast.

The automotive industry, which has a close relationship with the Group, is in the midst of a “once-in-a-century period of great transformation” with an increase in the number of environmentally friendly vehicles such as electric vehicles and the development of technologies such as automated driving, etc. The Company projects that the global market will expand with accelerated “social transformation” and qualitative changes impacted by to the spread of COVID-19 infection.

The global trend toward carbon neutrality is on the rise, which is leading to an increase in the number of environmentally friendly vehicles and a further acceleration in the diversification of power sources for automobiles. It can be said that the decarbonization of mobility is entering an increasingly diverse stage of development, as decarbonized fuels, which are rapidly gaining momentum in Europe in particular, are becoming a realistic option. The increasing instability of world affairs and geopolitical risks have also highlighted the vulnerabilities of existing supply chains, while at the same time drawing greater attention to the instability of the supply of raw materials, such as rare metals, which are extremely unevenly distributed. In addition to these types of environmental changes, the diversification of automotive power is making it difficult to predict the future, as evidenced by the review of life cycle assessment of carbon dioxide emission reductions, which is an indicator in the quest for carbon neutrality.

For the Company, in order to overcome all possible scenarios and develop our business, we will continue to “strengthen the cost competitiveness of our core businesses,” “restructure our management base in response to crises,” and “expand our new core next-generation business and new products of non-internal combustion engines.”

In “strengthening cost competitiveness of our core businesses,” the Company aims to win the battle in existing engine parts such as piston rings, while expanding our existing non-internal combustion engines business and strengthening cost competitiveness. Until the mid-2020s, we will expand profits and business of existing parts and products, including engine-related parts, shift management resources, and streamline domestic and overseas investments with the keywords of building an optimal production system. We will subsequently manage and control strictly the investment in increased production of engine parts in particular, both in Japan and overseas, until around 2030, and promote rationalization and labor-saving investments.

In “restructuring of management base in response to crises,” we will strive to lower the break-even point by reviewing the operation system, streamlining operations, and further improving productivity. To achieve this, our policy is to continue to reduce fixed costs, such as labor and expenses, through measures such as selection and concentration without sanctuary, and to further promote business reforms through DX (Digital Transformation). By pursuing “cost competitiveness in our core businesses” and “restructuring our management base,” we will strengthen our capacity to generate cash flow from existing businesses and shift the cash we have generated to investments for the “expansion of our next-generation core businesses and new products in non-internal combustion engines,” as well as in reducing greenhouse gases in our manufacturing processes to achieve a decarbonized society, and in developing products with superior environmental performance.

Also, for the “expansion of our next-generation core businesses and new products in non-internal combustion engines,” by pursuing open innovation through business and capital alliances and joint development with other companies, will further accelerate the development of new products mainly for next-generation automobiles and the creation and expansion of non-automotive businesses through vertical and horizontal expansion taking advantage of M&A and other opportunities around existing non-automotive internal combustion engine business areas. For this reason, in addition to transforming “materials technologies” “processing technologies,” and “surface treatment technology” derived from our existing businesses into our next-generation core businesses and new products, we are developing “technologies related to new-type engines that utilize hydrogen, e-Fuel, and other next-generation fuels,” “technologies such as high-performance resins and technologies for heterogeneous material joining,” “EMC (electromagnetic compatibility) technologies for anechoic chambers, radio frequency absorbers, and next-generation noise suppression shields,” and “thermal engineering technologies for industrial electric furnaces and high-performance electric heating wires for high-temperature applications.” We will continue to invest aggressively in these businesses in order to develop advanced technologies that will lead to new products that are compatible with CASE and carbon neutrality, which have become popular in the world’s automotive and mobility industries, such as engineering technologies for industrial electric furnaces and high-performance electric heating wires for high temperature bands, and new engine technologies that utilize next-generation fuels. This May 9, NIPPON PIPE FITTING Corp., a manufacturer of plumbing fittings known as the Yubiwa brand, joined the Group. Through this addition, from now on we will further increase the ratio of sales of non-internal combustion engines and strive to further expand earnings by creating synergies with the existing piping components business.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-2-

Also, in light of the inconvenience and concern caused to our stakeholders by the illicit attacks on Company servers last fiscal year, we are building a robust cyber security system and will strive to prevent a recurrence by maintaining and improving this system.

By pursuing these measures, we will strive to strengthen the Company’s competitiveness and continuously increase the Company’s corporate value.

Lastly, regarding the business consolidation between the Company and Nippon Piston Ring Co., Ltd. after the basic agreement on July 27, 2022, the two companies have been discussing and considering the consolidation, and on May 23 of this year, the two companies signed a business consolidation agreement and formulated a share transfer plan.

Subject to the approval of the General Meeting of Shareholders, NPR-Riken Corporation will be established as of October 2 of this year as the wholly owning parent company of both companies by means of a mutual share transfer.

The Consolidation, in addition to strengthening the profitability of existing businesses centered on automotive engine parts, will allow the two companies to consolidate and effectively utilize their management resources to create the next core businesses and new products with a greater sense of urgency in the non-automotive engine parts domain, such as marine vessels, hydrogen, new energy projects, thermal engineering, EMC business, Metamold (metal powder injection molding parts), medical equipment, and axial gap motors (disk-shaped thin high torque motors). We will evolve into a completely new leading company that develops distinctive functional parts and key components globally that harness the techniques and technologies developed by both companies, and further enhance corporate value in line with the global trend toward carbon neutrality.

1-5	Changes in the Status of Assets and Gains or Losses

(1)      Changes in the status of assets and gains or losses of the corporate group

Category		96th Term (FY2019)	97th Term (FY2020)	98th Term (FY2021)	99th Term (FY2022) [current consolidated fiscal year]
Net sales	(millions of yen)	84,530	69,720	78,372	86,382
Ordinary profit	(millions of yen)	5,964	4,323	6,529	7,374
Profit attributable to owners of parent	(millions of yen)	3,517	1,880	4,329	4,318
Earnings per share	(yen)	355.26	189.05	433.47	431.60
Total assets	(millions of yen)	107,920	110,544	115,707	123,728
Net assets	(millions of yen)	75,905	80,142	87,082	94,983
Net assets per share	(yen)	7,059.13	7,507.92	8,109.98	8,810.30

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-3-

(2)	Changes in the Status of the Company’s Assets and Gains or Losses

Category		96th Term (FY2019)	97th Term (FY2020)	98th Term (FY2021)	99th Term (FY2022) [Current fiscal year]
Net sales	(millions of yen)	53,414	46,099	51,080	51,909
Ordinary profit	(millions of yen)	2,623	2,012	4,172	7,285
Profit	(millions of yen)	2,293	1,030	3,784	5,625
Earnings per share	(yen)	231.63	103.58	378.84	562.27
Total assets	(millions of yen)	68,820	69,314	72,293	77,027
Net assets	(millions of yen)	42,616	44,627	47,869	53,272
Net assets per share	(yen)	4,280.02	4,487.84	4,775.90	5,295.07

1-6	Status of Important Parent Companies and Subsidiaries

(1)     Relationship with parent company

Not applicable.

(2)     Status of important subsidiaries and affiliated companies

Status of important subsidiaries

Company name	Share capital	Shareholding ratio	Primary businesses
RIKEN CASTEC Co,.Ltd.	200 million yen	100.0%	Manufacture of casting parts for automobiles, etc.
RIKEN ENVIRONMENTAL SYSTEM Co.,Ltd.	100 million yen	100.0%	Manufacture of anechoic chamber equipment
Riken Heat Techno Co., Ltd.	30 million yen	100.0%	Manufacture of electric heating wire and industrial furnaces
P.T. PAKARTI RIKEN INDONESIA	4,150 million rupiah	40.0%	Manufacture of casting parts for automobiles, etc.
RIKEN AUTOMOBILE PARTS (WUHAN) CO., LTD.	US$19 million	60.0%	Manufacture of automotive parts
RIKEN MEXICO, S.A. DE C.V.	620 million pesos	100.0%	Manufacture of automotive parts
RIKEN OF AMERICA, INC.	US$ 250,000	100.0%	Sales of the Company products in North America
EURO-RIKEN GMBH	664,000 euros	100.0%	Sales of the Company products in Europe

Note: Shareholding ratios include indirect holdings.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-4-

1-7	Primary Content of Business (as of March 31, 2023)

The Group is primarily engaged in the manufacturing and sales of automotive and industrial machinery parts, including piston rings and camshafts, as well as industrial products such as steel pipe fittings and electric heating wires. We have a global presence with operations in both domestic and international markets. (See details below)

Automotive & Machinery Parts Business:

Engine Parts (piston rings, camshafts, etc.)

Transmission Parts (seal rings, differential cases, etc.)

Drive and Chassis Parts (knuckles, brake calipers, etc.)

Other:

Piping Products (steel pipe fittings, stainless steel pipe fittings, etc.)

Thermal Engineering Products (electric heating wires, industrial furnaces, etc.)

EMC Products (Shield Rooms, Radio Frequency Anechoic Chambers, etc)

1-8	Primary Sales Offices and Plants (as of March 31, 2023)

(Domestic sales offices)

Head Office (Chiyoda-ku, Tokyo), Sapporo Sales Office (Sapporo, Hokkaido), Sendai Sales Office (Sendai, Miyagi), Kanagawa Sales Office (Atsugi, Kanagawa), Hamamatsu Sales Office (Hamamatsu, Shizuoka), Nagoya Sales Office (Nagoya, Aichi), Osaka Sales Office (Osaka), Hiroshima Sales Office (Hiroshima), Fukuoka Sales Office (Fukuoka City, Fukuoka Prefecture), Riken Trading Co. Ltd. (Chiyoda-ku, Tokyo)

(Domestic Plants)

Kashiwazaki Plant (Kashiwazaki City, Niigata), Kumagaya Plant (Kumagaya City, Saitama), RIKEN CASTEC Co,.Ltd. (Kashiwazaki City, Niigata), Riken Kikai Co., Ltd. (Kashiwazaki City, Niigata), NIHON MEKKI INDUSTRY CO.,LTD. (Kashiwazaki City, Niigata), Kashiwazaki Piston Ring Co. Ltd. (Kashiwazaki City, Niigata), Riken EP Corporation (Kashiwazaki City, Niigata), RIKEN ENVIRONMENTAL SYSTEM CO., Ltd. (Kumagaya City, Saitama), Riken Heat Techno Co.,LTD. (Kumagaya City, Saitama), BROTHER PRECISION IND. CO., LTD. (Chiryu, Aichi)

(Overseas sales offices)

RIKEN OF AMERICA, INC. (USA), EURO-RIKEN GMBH (Germany), PT. RIKEN OF ASIA (Indonesia), RIKEN SALES AND TRADING (THAILAND) CO., LTD. (Thailand)

(Overseas Plants)

P.T. PAKARTI RIKEN INDONESIA (Indonesia), RIKEN AUTOMOBILE PARTS (WUHAN) CO., LTD. (China), RIKEN SEAL PRODUCTS (WUHAN) CO., LTD. (China), RIKEN MEXICO, S.A. DE C.V. (Mexico), TAIWAN RIKEN IND. CO., LTD. (Taiwan), SIAM RIKEN IND. CO., LTD. (Thailand), SHRIRAM PISTONS &RINGS LTD. (India), XIAMEN RIKEN IND. CO., LTD. (China), Riken Power System (Nanjing) Co., Ltd. (China)

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-5-

1-9	Status of Employees (as of March 31, 2023)

(1)       Status of corporate group employees

Number of employees at the end of the current consolidated fiscal year	Increase (decrease) from the end of the previous consolidated fiscal year
persons	persons
4,153	Decrease of 179

(2)       Status of company employees

End of the current fiscal year No. of employees	Compared to the end of previous fiscal year Increase (decrease)		Average age	Average years of employment
persons	persons		years of age	years
1,206	Decrease of	28	42.6	18.8

1-10	Primary lenders (as of March 31, 2023)

Lender	Loans outstanding (millions of yen)
Mizuho Bank, Ltd.	3,150
MUFG Bank, Ltd.	2,250
Nippon Life Insurance Company	1,760
Daishi Hokuetsu Bank, Ltd.	1,250

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-6-

2. Matters Regarding the Company’s Stock (as of March 31, 2023)

2-1	Total number of authorized shares

20,000,000

2-2	Total number of shares issued

10,688,866 (including 646,482 treasury shares)

2-3	Number of shareholders

11,689 (including one (1) shareholder holding treasury shares)

2-4	Major shareholders

Shareholder name	Shares held	Shareholding ratio
	thousands of shares	%
The Master Trust Bank of Japan ,Ltd. (Trust account)	982	9.78
Mizuho Bank, Ltd.	486	4.84
Nippon Life Insurance Company	428	4.27
Daishi Hokuetsu Bank, Ltd.	320	3.19
Custody Bank of Japan, Ltd.	275	2.75
Sumitomo Mitsui Trust Bank, Limited	261	2.61
MUFG Bank, Ltd.	255	2.54
Riken Kashiwazaki Shareholding Association	241	2.40
Sompo Japan Insurance Inc.	190	1.89
Proterial, Ltd.	177	1.76

Note: Shareholding ratio is calculated excluding treasury shares.

2-5	Status of shares issued to Company Executives as compensation for the execution of their duties during the current fiscal year

The details of the stock-based compensation granted during the current fiscal year are as follows.

At a meeting of the Board of Directors held on February 28, 2023, the following resolution to issue new shares as restricted stock-based compensation was passed.

Total shares issued to Directors and other Officers by category

	Number of shares	Number of persons to be granted
Director (excluding Outside Directors and Directors who are Audit and Supervisory Committee Members)	22,700shares	5 persons

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-7-

3. Matters Regarding Company Executives

3-1	Names of Directors (as of March 31, 2023)

Position in the Company	Name	Responsibilities and significant concurrent positions outside the Company
Representative Director, Chairman	Kaoru Itoh	Chairman of the Board of Directors, Chairman of the Sustainability Committee
Representative Director, President	Yasunori Maekawa	CEO, COO, CIO (Chief Information Officer）, CISO (Chief Security Officer）
Director	Kouei Watanabe	Managing Executive Officer, CTO (Chief Technical Officer), General Manager of Technologies Management Head Office, Chairman of the Technical Committee, in charge of Quality Assurance, Precision Components Business, Thermal Engineering Business, EMC Business, and supervising Kumagaya Plant
Director	Takashi Ohashi	Managing Executive Officer, in charge of Global Procurement, Maintenance Division, Engineered Plastic Products Business, Casting Components Business, Marine and Industrial Business, and Camshaft Business, General Manager of Kashiwazaki Plant
Director	Hidehiro Sakaba	Managing Executive Officer, General Manager of Corporate Management Head Office
Outside Director	Eiji Hirano	Director, Vice Chairman of MetLife, Inc. Outside Director of NTT DATA Corporation External Director, Ichiyoshi Securities Co., Ltd.
Outside Director	Koji Tanabe	Professor Emeritus of Tokyo Institute of Technology Director of Intron Space Inc.
Director (Full-Time Audit and Supervisory Committee Member)	Akira Kunimoto
Outside Director (Audit and Supervisory Committee Member)	Shuji Iwamura	Outside Auditor of CANON ELECTRONICS INC. Outside Corporate Auditor of The Hokkaido Bank, Ltd. Outside Director of Hayashikane Sangyo Co., Ltd. Attorney at T&K Partners
Outside Director (Audit and Supervisory Committee Member)	Osamu Honda	Outside Auditor of Kurimoto Ltd.

*1.	Outside Directors are as follows.

Eiji Hirano

Koji Tanabe

*2.	Outside Directors (Audit and Supervisory Committee Members) are as follows.

Shuji Iwamura

Osamu Honda

*3.	There is no special interest between MetLife and the Company.
*4.	There is no special interest between NTT DATA Corporation and the Company.
*5.	There is no special interest between Ichiyoshi Securities Co., Ltd. and the Company.
*6.	There is no special interest between Tokyo Institute of Technology and the Company.
*7.	There is no special interest between Intron Space Inc. and the Company.

*8.	There is no special interest between CANON ELECTRONICS INC. and the Company.
*9.	There is no special interest between The Hokkaido Bank, Ltd. and the Company.
*10.	There is no special interest between Hayashikane Sangyo Co., Ltd. and the Company.
*11.	There is no special interest between T&K Partners and the Company.
*12.	There is no special interest between Kurimoto Ltd. and the Company.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-8-

*13.	Based on the provisions of Article 427, Paragraph 1 of the Companies Act, the Company has entered into a limited liability agreement with Outside Directors Eiji Hirano and Koji Tanabe, Outside Directors (Audit and Supervisory Committee Members) Shuji Iwamura and Osamu Honda, and Director (Audit and Supervisory Committee Member) Akira Kunimoto, which limits their liability to the minimum liability amount stipulated by the Act with respect to liability under Article 423, Paragraph 1 of the same Act.
*14.	The Company appoints Full-Time Audit and Supervisory Committee Members for the purpose of collecting information and enhancing the effectiveness of audits, including continuous and effective attendance at important meetings other than meetings of the Board of Directors.
*15.	The Company appointed Eiji Hirano, Koji Tanabe, Shuji Iwamura and Osamu Honda as independent officers with the Tokyo Stock Exchange per the regulations of the Exchange.

3-2	Amount of Director Compensation

(1)	Policies Regarding the Determination of Details of Compensation for Officers, etc.

The following resolutions were passed at the General Meeting of Shareholders held on June 21, 2019 regarding compensation for officers.

As of the close of this General Meeting of Shareholders, there were eight (8) directors (excluding Director who are Audit and Supervisory Committee Members) and three (3) Audit and Supervisory Committee members.

•	Directors (excluding Directors who are Audit and Supervisory Committee Members) “ An annual amount not exceeding ¥400 million (including officers’ bonuses)”
•	Directors who are Audit and Supervisory Committee Members “not exceeding an annual amount of ¥60 million”
•	Stock-based compensation (excluding Directors who are Audit and Supervisory Committee Members and outside Directors) “An annual amount not exceeding ¥100 million”

The Articles of Incorporation stipulate that the number of directors (excluding Directors who are Audit and Supervisory Committee Members) shall be limited to ten (10), and the number of Directors who are Audit and Supervisory Committee Members shall be limited to five (5). As of March 31, 2023, there were seven (7) Directors (excluding Directors who are Audit and Supervisory Committee members) and three (3) Audit and Supervisory Committee Members.

At a meeting of the Board of Directors held on March 24, 2021, the Company resolved a policy for determining the content of compensation for individual Directors (excluding Directors who are Audit and Supervisory Committee members).

a.	Basic Policy

Under the Company’s compensation for officers system, a standard amount of total compensation for each officer’s position (hereinafter referred to as “Standard Total Compensation”) shall be set, and the Nomination and Compensation Committee shall annually verify the appropriateness of the standard amount by benchmarking each level of compensation to a middle level of listed companies in Japan based on the results of a compensation survey conducted by external compensation consultants.

The Standard Total Compensation shall consist of fixed compensation and performance-linked compensation in the form of cash bonuses and stock-based compensation.

Furthermore, Audit and Supervisory Committee member directors, external Directors, and foreign national directors who are paid an annual salary shall receive only fixed compensation.

b.	The policy concerning the determination of the amount of compensation (monetary compensation not linked to performance) or the method of calculation thereof (including the policy concerning the determination of the timing or conditions of granting compensation, etc.)

Fixed compensation (cash) shall be paid on a monthly basis with a pre-determined standard amount based on the Standard Total Compensation based on the officer’s position.

c.	The policy concerning the determination of the details and the method of calculation of the amount or number of performance-linked compensation and non-monetary compensation (including the policy concerning the determination of the timing or conditions of granting compensation, etc.).

Cash bonuses, which are short-term performance-linked compensation, are determined annually by multiplying the evaluation coefficient, which is calculated as a result of a “company performance evaluation,” using the consolidated ordinary profit target value of the Medium-term Management Plan and the Single-year Management Plan as the evaluation indicator and an “individual performance evaluation” of each officer, by a predetermined standard amount based on the Standard Total Compensation based on the officer’s position. The amount shall be paid at a certain time each year.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-9-

＜Calculation Method of the Short-term Performance-linked Compensation Payment Amount>

- Cash bonus = Cash bonus standard compensation x Company performance evaluation coefficient x Individual performance evaluation coefficient

As non-monetary compensation, etc., stock-based compensation (restricted stock), an incentive compensation that fluctuates based on performance, will be introduced to share a sense of profit with shareholders and to motivate them to achieve their medium to long term goals. The following two types of stock-based compensation (restricted stock) with different “restricted transfer periods” will be established.

(i)	Type I shares with transfer restrictions: For a period between two and five years, as determined by the Company’s Board of Directors.
(ii)	Type II shares with transfer restrictions: 30-year restricted transfer period

Stock-based compensation (restricted stock) shall be paid at a certain time each year with a pre-determined base amount based on Standard Total Compensation based on the officer’s position.

d. Policy regarding the determination of the percentage of each type of compensation, etc.

The ratio of the amount of compensation by type shall be as follows.

Officer category	Composition of compensation for officers				Total
	Monetary compensation		Stock-based compensation
	Fixed compensation	Short-term performance-linked		Long-term performance-linked
		Bonus	Type I shares	Type II shares
Director	62%	13%	11%	14%	100%

(Note) 1:      Excluding Outside Directors, Directors who are Audit and Supervisory Committee members, and foreign national Directors.

(Note) 2:     This table is a model for when 100% of the performance-linked compensation base amount is paid, and the above percentages will vary depending on the Company’s performance, stock price fluctuations, etc.

e. Matters concerning the determination of the details of compensation for individual Directors

Individual compensation for officers shall be categorized by Directors (excluding persons who are Audit and Supervisory Committee Members) and those who are members of the Audit and Supervisory Committee. Compensation for Directors (excluding persons who are Audit and Supervisory Committee members) shall be deliberated and determined by the Nomination and Remuneration Committee, while that for Audit and Supervisory Committee members shall be determined by the Board of Directors who are Audit and Supervisory Committee Members through discussion.

(2)	Reasons why the Board of Directors judged that compensation for individual Directors for the current fiscal year is in line with the policy for determining the content of compensation

Compensation for individual Directors is discussed by the Nomination and Remuneration Committee, the majority of whose members are independent outside Directors, and passed a resolution by the Board of Directors based on the Committee’s recommendation.

The Nomination and Compensation Committee, in deliberating and determining the details of compensation for individual Directors, considers the industry and the level of remuneration of other executives and employees of the Company, as well as the consistency of such details with the policy for determining the content of compensation. In addition, the Board of Directors also confirms that the details of compensation for individual Directors are in line with the policy for determining the content of compensation and determines compensation for individual Directors.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-10-

(3)	Total amount of compensation, etc. for the current fiscal year

Officer category	Total amount of compensation, etc (millions of yen)	Total amount of compensation, etc by type (millions of yen)				Number of officers covered (Persons)
		Fixed compensation	Bonus	Stock options	Restricted stock-based compensation.
Directors (excluding Audit and Supervisory Committee members) (of which are Outside Directors)	247 (12)	150 (12)	38 (－)	－ (－)	57 (－)	7 (2)
Director (Audit and Supervisory Committee Member) (of which are Outside Directors)	34 (16)	34 (16)	－ (－)	－ (－)	－ (－)	3 (2)
Total (of which are Outside Directors)	281 (28)	185 (28)	38 (－)	－ (－)	57 (－)	10 (4)

Bonuses to officers for the fiscal year are as follows and are included in the amount of compensation above.

- Officers’ bonuses scheduled to be paid in June 2023

Director               42 Millions of yen       (of which is external - millions of yen)

Under the Company’s compensation for officers system, officer compensation consists of monthly remuneration as fixed compensation, a cash bonus as performance-linked compensation (excluding outside Directors and Audit and Supervisory Committee member members), and stock-based compensation (restricted stock). The amount of fixed compensation, cash bonus, and stock-based compensation for each officer position is determined in advance as a base amount based on the base amount of total compensation for each officer’s position.

　Based on the standard bonus amount, the ratio of fixed compensation to performance-linked compensation is generally 6:4.

Currently, there are two types of stock-based compensation (restricted stock) with different restricted transfer periods. Type I shares with a two-year restricted transfer period and Type II shares with a 30-year restricted transfer period. Type I shares are paid once a year to supplement cash bonuses as short-term performance-linked compensation and to raise awareness of the Company’s performance and stock price. Type II shares are also paid once a year as long-term performance-linked compensation, with the restriction being lifted when the Company’s officers actually retire from their positions as either Directors or Executive Officers.

Regarding cash bonuses, the amount of each officer’s base bonus is determined by multiplying the evaluation coefficient calculated as a result of the “Company performance evaluation” and each officer’s “Individual performance evaluation” by the standard bonus amount for each officer’s position. The “Company performance evaluation” uses the consolidated ordinary profit target of the Medium-term Management Plan and the single-year Management Plan as the evaluation indicator. When a serious accident, scandal, or extraordinary loss occurs, the standard bonus amount is adjusted in consideration of the severity of the situation. The “Individual performance evaluation” is also based on the CEO’s overall assessment of the contribution to management on a five-point scale based on the achievement of the three key issues, quantitative targets, and qualitative evaluation items. The reason for selecting the consolidated ordinary profit target as an evaluation indicator is that we judged that ordinary profit excluding extraordinary gains or losses, which is a temporary and transitory a gains or losses item, is an appropriate indicator of the company’s ability.

While the consolidated ordinary profit targets of the Medium-term Management Plan and the single fiscal year management plan for FY2022 were ¥6,000 million and ¥6,100 million, respectively, the actual consolidated ordinary profit was ¥7,374 million, exceeding the targets. As a result, the evaluation coefficient for the “Company performance evaluation” was +30%.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-11-

3-3	Matters Regarding Outside Officers

Director Hirano attended 18 out of the 19 Meetings of the Board of Directors held during the current fiscal year. Based on his extensive experience and insight at the Bank of Japan, Toyota Financial Services, and other organizations, Mr Hirano has provided opinions mainly from a professional perspective on international finance and treasury matters, and he plays an appropriate role in ensuring the validity and appropriateness of decision-making processes to ensure sound decision-making. Also, as the Chairman of the Nomination and Compensation Committee, he attended all 2 Committee meetings held during the current fiscal year and led the supervisory function in the process of appointing candidates for officers and determining compensation for officers from an objective and neutral standpoint.

Director Tanabe attended all of the 19 meetings of the Board of Directors held during the current fiscal year. Based on his extensive experience and insight at the Ministry of Economy, Trade and Industry, Tokyo Institute of Technology, etc., he has provided his opinions mainly from an expert perspective on innovation management and technology management, and he plays an appropriate role in ensuring the validity and appropriateness of decision-making processes to ensure sound decision-making. Also, as a member of the Nomination and Compensation Committee, he attended all 2 Committee meetings held during the current fiscal year and fulfilled his supervisory function in the process of appointing candidates for officers and determining compensation for officers from an objective and neutral standpoint.

Director Iwamura (Audit and Supervisory Committee member) attended 17 of the 19 meetings of the Board of Directors and also all of the 15 Audit and Supervisory Committee meetings held during the current fiscal year. Based on his extensive experience and insight as a prosecutor and lawyer, as well as his experience as an auditor of other companies, he has made statements at meetings of the Board of Directors to ensure the validity and appropriateness of decision-making, and has made necessary statements at Audit and Supervisory Committee meetings regarding the Company’s audit as appropriate. Also, as a member of the Nomination and Compensation Committee, he attended all 2 Committee meetings held during the current fiscal year and fulfilled his supervisory function in the process of appointing candidates for officers and determining compensation for officers from an objective and neutral standpoint.

Director Honda (Audit and Supervisory Committee member) attended all 19 meetings of the Board of Directors held after his appointment and also attended all 15 Audit and Supervisory Committee meetings held after his appointment. Based on his experience in finance at financial institutions and experience and insight in the management of other companies, he has stated at meetings of the Board of Directors to ensure the validity and appropriateness of decision-making, and at Audit and Supervisory Committee meetings, he has made necessary statements as needed regarding the Company’s audits. Also, as a member of the Nomination and Remuneration Committee, he has attended 2 committee meetings held since his appointment and has fulfilled his supervisory function in the process of appointing candidates for the Company’s officers and determining compensation for officers from an objective and neutral standpoint.

3-4	Overview of the Details of the Officers’ Liability Insurance Policy

The Company has concluded a liability insurance contract for officers, etc. (D&O Insurance Contract) under Article 430-3 (1) of the Companies Act with an insurance company, with all the Directors including Directors who are Audit and Supervisory Committee Members as the insured. Under the insurance contract, damages or legal costs, etc. that may be incurred by the insured due to claims for damages being filed arising due to acts (including omissions) committed by the insured based on the status of company officer, etc. will be covered. However, there are certain exclusion reasons, such as damages arising from an act upon recognition of the illegality of the act not being covered. Insurance premiums for the insurance contract are covered by the Company, based on approval by the Board of Directors and the consent of the Outside Directors.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-12-

4. Status of Accounting Auditor

4-1	Name of Accounting Auditor

Deloitte Touche Tohmatsu LLC

4-2	Amount of Compensation to the Accounting Auditor for the Current Fiscal Year

(1)	Amount of compensation for work stipulated in Article 2, Paragraph 1 of the Certified Public Accountants Act

88 Millions of yen

(2)	Amount of remuneration for work other than the work stipulated in Article 2, Paragraph 1 of the Certified Public Accountants Act

- Millions of yen

(3)	Total amount of compensation to be paid by the Company and its consolidated subsidiaries to the Accounting Auditor

88 Millions of yen

(Notes)	1.	With respect to such amount, after receiving an explanation of the audit plan (audit policy, audit items, scheduled audit time, etc.) from the Accounting Auditor, the Company considered the details and the estimated amount of compensation based on the evaluation of the results of the previous fiscal year, by comparing the plan for the previous fiscal year with the actual results, total compensation, and unit price of compensation per hour, and by confirming the information and views of the accounting department. As a result, the Company judged the amount of compensation, etc. to be appropriate and gave its consent as stipulated in Article 399, Paragraph 1 of the Companies Act.
2.	Of the Company’s significant subsidiaries, the Company’s overseas subsidiaries are audited by auditing firms other than the Company’s Accounting Auditor.

4-3	Policies for Determining the Dismissal or Non-reappointment of Accounting Auditors

If the Company’s Audit and Supervisory Committee judges that the Accounting Auditor falls under any of the items of Article 340, Paragraph 1 of the Companies Act, the Accounting Auditor shall be dismissed with the unanimous consent of all Audit and Supervisory Committee members.

In the event that the Audit and Supervisory Committee determines that proper auditing is difficult due to the Company’s circumstances or factors that would impair the qualifications of the Accounting Auditor, the Committee will decide on the content of the proposal for dismissal or non-reappointment of the Accounting Auditor to be submitted to the General Meeting of Shareholders. The Board of Directors will then decide to convene the General Meeting of Shareholders to resolve on such proposal.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-13-

5.Basic Policy for the Control of the Company

The contents of the Basic Policy regarding who should control decisions regarding the financial and business policies of the Company, efforts to realize the Basic Policy, and “Measures to Respond to a Large-Scale Acquisition of Our Company’s Stock” are as follows:

<Basic Policy Regarding Who Should Oversee Decisions Regarding the Financial and Business Policies of the Company>

5-1	Details of the Basic Policy

As a publicly traded company, we believe that shareholders come to us thanks to a freedom to trade on the share market. Therefore, we believe that the final decision concerning whether or not to accept proposals regarding acquisitions accompanying the transfer of control of the Company should lie with the shareholders. Also, even if a Large-Scale Acquisition does occur, it will not generally rejected if its purpose contributes to the Company’s corporate value and the common interests of its shareholders.

However, some large-scale share acquisitions can undermine the value of the Company or the common interests of our shareholders, including those that may virtually force shareholders into selling their shares or those that do not provide the Board of Directors and shareholders of the Company with the reasonably needed amount of time and information to consider the details of the acquisition. As an exception, the Company considers any person who undertakes this kind of inappropriate large-scale acquisitions to be unfit to oversee decisions concerning the financial and business policies of the Company.

5-2	Efforts that Contribute to the Realization of the Basic Policy

In order to ensure that many investors continue to invest in the Company over the long term, the Company implements the following measures to enhance the Company’s corporate value and, in turn, the common interests of its shareholders.

We believe that these efforts will also contribute to the realization of the Basic Policy described in (1) above.

<Enhancement of Corporate Value Through the Implementation of our Management Philosophy and Medium-term Management Plan>

In 1927, RIKEN, formerly known as the Institute of Physical and Chemical Research, was founded to commercialize its own invention, the piston ring manufacturing method. Since then, the Company has been operating globally by providing a wide variety of products, including, of course, piston rings which are its core competency, camshafts and other internal-combustion engine parts, cast iron parts for automobiles and industrial machinery, piping materials, and products for thermal engineering and EMC businesses. The Company has defined the Group Mission Statements outlined in the following paragraph. It also sets out the following Guiding Principles: “Be Customer Driven. Be Compliant with the Law. Be focused on the Basics. Be Open. Be Proactive. Be Prompt.” In addition, it developed the Midterm Strategic Plan and the Annual Management Plan in its effort to help its customers strengthen their global competitiveness and to develop and sell products that are highly satisfactory in terms of quality, technology, and price.

<Mission Statement>

•	We continue to be a corporate citizen committed to protecting global environment and serving the society in which we conduct our business.
•	We are committed to creating corporate value from a global perspective by effectively utilizing the capital invested by our shareholders.
•	We will offer products and services that continually exceed our global customers’ increasing expectations through constant innovation and continued advancements in knowledge and technology.
•	We have high aspirations and a broad vision, and we are always willing to change.

<Enhancement of Corporate Value by Improving Corporate Governance>

The Company aims for continuous improvement in corporate value by fulfilling its responsibilities in a variety of fields including economy, environment, and society. It regards the implementation of corporate governance as the top-priority management issue.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-14-

The Company has introduced an executive officer system to separate the business execution function from the management decision-making and supervision function.

The Company transitioned from a Company with a Board of Corporate Auditors to a “Company with an Audit and Supervisory Committee” in June 2019 in an effort to further strengthen the audit and supervisory functionality of the Board of Directors and to further promote corporate governance. The Company’s Audit and Supervisory Committee consists of one Full-Time Audit Committee Member and two Outside Directors who are independent and maintain a neutral and fair position, thereby strengthening the functionality of the Audit and Supervisory Committee with respect to the directors’ execution of their duties.

Furthermore, in May 2019, the Company established the Nomination and Compensation Committee, which is a voluntary advisory body with the majority of members being independent outside directors, in its efforts to reinforce the supervision function of the Board of Directors by assuring the transparency and objectivity of the procedure related to the nomination and compensation of directors, etc., and further enhance corporate governance.

Thus far, the Company has been working to appropriately operate management bodies (Board of Directors and Management Meeting) and ensure corporate transparency, efficiency and soundness, such as thorough compliance and complete risk management in accordance with the Basic Policy for Developing an Internal Control System (the development of systems necessary to ensure that the execution of the duties by the directors complies with the laws and regulations and the articles of incorporation, and other systems prescribed by Ministry of Justice Order as systems necessary to ensure the properness of operations of a Stock Company).

Furthermore, the Company has reinforced internal control by establishing the Sustainability Committee and the Compliance Committee, and works to improve further by having the entire Group oversee environmental activities, activities that contribute to society, accurate and appropriate information disclosure, the creation of CS (customer satisfaction), etc.

5-3	Overview of measures to prevent decisions concerning the financial and business policies of the Company from being controlled by persons deemed inappropriate in light of the Basic Policy.

In order to prevent decisions concerning the financial and business policies of the Company from being controlled by persons deemed inappropriate in light of the Basic Policy and to ensure and enhance the corporate value of the Company and, in turn, the common interests of its shareholders, at a Meeting of the Board of Directors held on May 24, 2022, the Company adopted the “Measures to Respond to a Large-Scale Acquisition of Our Company’s Stocks” (hereinafter referred to as “the Plan”). Approval for the continuation of the Plan was obtained at the 98th Ordinary General Meeting of Shareholders held on June 24, 2022.

A Large-Scale Acquisition of Our Company’s Stocks subject to the Plan is defined as an acquisition of the Company’s shares with the aim of increasing the ratio of voting rights of a specific group of shareholders to 20% or more, or an acquisition of the Company’s shares that results in a specific group of shareholders holding 20% or more of the voting rights of the Company, and an entity involved in such acquisitions is referred to as a “large-scale purchaser.”

In this plan, certain rules regarding the provision of information and the allocation of sufficient time for consideration during a large-scale acquisition (referred to as the “Large-scale Acquisition Rules”) are as follows: (1) The large-scale purchaser must provide adequate information to the Company’s Board of Directors in advance; (2) After the completion of necessary information provision, in the case of a public tender offer for all shares of our company with cash consideration only, a maximum Board of Directors evaluation period of 60 days will be set or for other forms of large-scale acquisition, a maximum Board of Directors evaluation period to evaluate and consider of 90 days will be set. Upon the expiration of the Board of Directors evaluation period, the large-scale acquisition may commence. However, if a General Meeting of Shareholders is held to confirm the will of shareholders regarding the details of the countermeasure, the Large-Scale Acquisition may not be commenced until the procedures for implementation or non-implementation of the countermeasure have been completed.

Under the Plan, when a large-scale purchaser complies with the Large-scale Acquisition Rules, the Company will not, in principle, take any countermeasures against the large-scale purchase. However, in the event that a large-scale purchaser fails to comply with the above-mentioned Large-scale Acquisition Rule, or even if the large-scale purchaser complies with the above-mentioned Large-scale Acquisition Rule, when it is judged that the large-scale acquisition will cause irreparable damage to the Company or otherwise materially damage the Company’s corporate value and/or the common interests of shareholders, the Company can, to the extent necessary and reasonable, implement countermeasures that can be considered under the Companies Act, other laws, and the Company’s Articles of Incorporation, such as the gratis allotment of share acquisition rights.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-15-

In this way, in the event that countermeasures are taken, in order to ensure the reasonableness and fairness of such judgments, the Board of Directors, prior to judging whether or not to take the countermeasures, shall consult with an Independent Committee consisting of outside Directors who are independent of the management team that conducts the Company’s business, or members appointed from outside experts, as to the appropriateness of taking the countermeasures. The Independent Committee shall make a recommendation on the appropriateness of taking the countermeasures within the Board of Directors evaluation period. In judging whether or not to implement countermeasures, the Company’s Board of Directors will follow the recommendation of the Independent Committee.

Furthermore, the effective period of the Plan shall expire at the conclusion of the 101st Ordinary General Meeting of Shareholders of the Company to be held in June 2025. However, (1) if a resolution is passed at a General Meeting of Shareholders of the Company for the cancellation of the Plan, or (2) if such a resolution is passed by the Board of Directors of the Company, the Plan shall be canceled immediately.

For more information on the Plan, please refer to the Company’s website at https://www.riken.co.jp/.

5-4	That Complies With Our Basic Policies and Seeks to Enhance the Common Interests of Our Shareholders, Instead of Focusing on Maintaining the Positions of the Company Executives

The efforts mentioned above in (2) to enhance the corporate value of the Company and, in turn, the common interests of its shareholders are in line with the Basic Policy. As described in (3) above, in designing this Plan, we have given due consideration to the following points the Company has given due consideration and believes that this Plan is in line with the Basic Policy and consistent with the corporate value of the Company and the common interests of its shareholders, and believes it is not aimed at maintaining the status of the Company’s Executives.

1) The Plan satisfies the requirements of policies regarding takeover defense measures.

2) The Plan with the aim of securing and improving the common interests of shareholders continues.

3) The plan reflects the intent of the shareholders.

4) The Plan respects the decision made by independent external entities.

5) The Plan does not constitute a dead-hand or slow-hand takeover defense measure.

6.Policy Regarding Determination of Dividends from Surplus, etc.

Regarding the distribution of surplus earnings, the Company believes that its basic policy is to maintain a stable dividend level by paying an interim dividend and a year-end dividend twice a year, taking into consideration the Company’s business performance, dividend payout ratio, etc.

The Company will use retained earnings to invest in future business growth and to strengthen its financial position.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-16-

Consolidated balance sheets

(March 31, 2023)

(Millions of yen)

Assets		Liabilities
Item	Amount	Item	Amount
Current assets	66,321	Current liabilities	19,063
Cash and deposits	23,818	Notes and accounts payable - trade	9,881
		Current portion of long-term borrowing	3,000
Notes and accounts receivable - trade, and contract assets	21, 962	Income taxes payable	512
Merchandise and finished goods	10,598	Provision for bonuses	1,713
Work in process	3,649	Other	3,956
Raw materials and supplies	3,738	Non-current liabilities	9,681
Other	2,611	Long-term borrowings	7,000
Allowance for doubtful accounts	(57)	Retirement benefit liability	1,293
Non-current assets	57,406	Provision for product warranties	285
Property, plant and equipment	26,135	Provision for environmental measures	9
Buildings and structures	10,475	Other	1,093
Machinery, equipment and vehicles	10,329	Total liabilities	28,745
Land	2,514	Net assets
Construction in progress	1,830	Shareholders’ equity	80,554
Other	985	Share capital	8,627
Intangible assets	2,248	Capital surplus	7,178
Leased assets	1,652	Retained earnings	67,644
Other	595	Treasury shares	(2,896)
Investments and other assets	29,022	Accumulated other comprehensive income	7,922
Investment securities	23,144	Valuation difference on available-for-sale securities	1,908
Deferred tax assets	1,205	Deferred gains or losses on hedges	10
Retirement benefit asset	3,576	Foreign currency translation adjustment	3,474
Insurance funds	61	Remeasurements of defined benefit plans	2,529
Other	1,038	Share acquisition rights	97
Allowance for doubtful accounts	(4)	Non-controlling interests	6,409
		Total net assets	94,983
Total assets	123,728	Total liabilities and net assets	123,728

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-17-

Consolidated statements of income

(From April 1, 2022 to March 31, 2023)

(Millions of yen)

Item	Amount
Net sales		86,382
Cost of sales		69,138
Gross profit		17,244
Selling, general and administrative expenses		12,567
Operating profit		4,676
Non-operating income
Interest and dividend income	540
Share of profit of entities accounted for using equity method	1,428
Foreign exchange gains	66
Dividend income of life insurance	160
Subsidy income	8
Insurance income	600
Other	205	3,010
Non-operating expenses
Interest expenses	111
Other	201	312
Ordinary profit		7,374
Extraordinary income
Gain on sale of non-current assets	30	30
Extraordinary losses
Loss on retirement of non-current assets	69
Impairment losses	539
System failure response costs	145
Loss on sale of investment securities	116	871
Profit before income taxes		6,533
Income taxes - current	1,571
Income taxes - deferred	162	1,734
Profit		4,799
Profit attributable to non-controlling interests		481
Profit attributable to owners of parent		4,318

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-18-

Balance Sheet

(March 31, 2023)

(Millions of yen)

Assets		Liabilities
Item	Amount	Item	Amount
Current assets	39,869	Current liabilities	16,618
Cash and deposits	12,374	Notes payable - trade	3,433
Notes receivable - trade	2,896	Accounts payable - trade	4,022
Accounts receivable - trade	13,870	Current portion of long-term borrowings	3,000
Merchandise and finished goods	4,176	Lease obligations	23
Raw materials and supplies	1,222	Accounts payable - other	248
Work in process	2,284	Accrued expenses	965
Prepaid expenses	201	Income taxes payable	79
Short-term loans receivable from subsidiaries and associates	913	Deposits received	3,136
Income taxes receivable	418	Provision for bonuses	1,040
Other	1,777	Notes payable - facilities	614
Allowance for doubtful accounts	(267)	Other	53
Non-current assets	37,158	Non-current liabilities	7,137
Property, plant and equipment	12,739	Long-term borrowings	7,000
Buildings	6,057	Lease obligations	57
Structures	572	Provision for environmental measures	9
Machinery and equipment	3,726	Other	70
Vehicles	14	Total liabilities	23,755
Tools, furniture and fixtures	322	Net assets
Land	1,158	Shareholders’ equity	51,319
Leased assets	102	Share capital	8,627
Construction in progress	785	Capital surplus	6,658
Intangible assets	2,065	Legal capital surplus	6,658
Leasehold right	30	Retained earnings	38,929
Software	222	Legal retained earnings	1,457
Software in progress	142	Other retained earnings	37,471
Leased assets	1,652	Reserve for dividends	4,000
Other	16	Reserve for overseas business	10,000
Investments and other assets	22,353	Reserve for reduction entry	10
Investment securities	11,932	Reserve for reduction entry of replaced property	31
Shares of subsidiaries and associates	6,172	General reserve	5,500
		Retained earnings brought forward	17,929
Investments in capital of subsidiaries and associates	2,560	Treasury shares	(2,896)
Deferred tax assets	1,090	Valuation and translation adjustments	1,855
Prepaid pension cost	272	Valuation difference on available-for-sale securities	1,844
Insurance funds	51	Deferred gains or losses on hedges	11
Other	276	Share acquisition rights	97
Allowance for doubtful accounts	(4)	Total net assets	53,272
Total assets	77,027	Total liabilities and net assets	77,027

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-19-

Non-consolidated statements of Income

(From April 1, 2022 to March 31, 2023)

(Millions of yen)

Item	Amount
Net sales		51,909
Cost of sales		41,762
Gross profit		10,146
Selling, general and administrative expenses		8,745
Operating profit		1,401
Non-operating income
Interest income	27
Dividend income	5,124
Dividend income of life insurance	148
Foreign exchange gains	68
Insurance income	600
Other	129	6,098
Non-operating expenses
Interest expenses	94
Other	119	214
Ordinary profit		7,285
Extraordinary income
Gain on sale of non-current assets	16	16
Extraordinary losses
Loss on retirement of non-current assets	40
Impairment losses	154
System failure response costs	138
Loss on sales of investment securities	116
Provision of allowance for doubtful accounts for subsidiaries and associates	138	589
Profit before income taxes		6,713
Income taxes - current	697
Income taxes - deferred	390	1,087
Profit		5,625

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-20-

Certified Copy of the Accounting Auditor Audit Report on the Consolidated Financial Statements

Independent Auditor’s Audit Report

May 22, 2023

Riken Corporation

To the Board of Directors

Deloitte Touche Tohmatsu LLC Tokyo Office

Designated Limited Liability Partner, Engagement Partner

            CPA                                                              Masahiro Ide

Designated Limited Liability Partner, Engagement Partner

            CPA                                                              Yae Sugiura

Designated Limited Liability Partner, Engagement Partner

            CPA                                                              Yoshi Ishikawa

Audit Opinion

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the consolidated financial statements of Riken Corporation (the “Company”) for its consolidated financial year from April 1, 2022 to March 31, 2023, which are, specifically, the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Equity, Notes to Consolidated Financial Statements.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position and results of operations for the period covered by the relevant Consolidated Financial Statements of the corporate group consisting of Riken Corporation and its consolidated subsidiaries in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We performed our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under the standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the provisions related to professional ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Statements

The other statements are the Business Report and supplementary schedules. Management is responsible for the preparation and disclosure of the other statements. The Audit and Supervisory Committee are also responsible for overseeing execution of duties by Directors relating to the design and operation of the reporting process for the other statements.

Our audit opinion on the Consolidated Financial Statements does not include other statements, and we express no opinion on other statements.

Our responsibility in the audit of the Consolidated Financial Statements is to read through the other statements and, in the course of reading through the other statements, to consider whether there are material differences between the other statements and the Consolidated Financial Statements or knowledge we have acquired in the course of our audit. We also pay attention to whether there are any other indications of material errors in the other statements.

Based on the work we have performed, we are required to report that fact when we judge that there are material errors in the other statements.

We have no matters to report with respect to the other statements.

Responsibilities of Management and the Audit and Supervisory Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the Non-consolidated Financial Statements and Schedules in accordance with accounting principles generally accepted in Japan, and for the design and operation of internal controls that management determines are necessary to enable the preparation and fair presentation of the Consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-21-

In preparing the Consolidated Financial Statements, management is responsible for assessing whether or not it is appropriate to prepare the Consolidated Financial Statements based on the assumption of a going concern, and in accordance with accounting principles generally accepted in Japan, for disclosing, as necessary, matters related to going concern.

The Audit and Supervisory Committee are responsible for overseeing execution of duties by Directors relating to the design and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether or not the Consolidated Financial Statements as a whole are free from material misstatement, whether due to fraud or error, based on the audit performed by us and to express our opinion on the Consolidated Financial Statements in the audit report from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of these Consolidated Financial Statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit process, and conduct the following.

•	We identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Selection and application of audit procedures is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
•	The purpose of an audit of the Consolidated Financial Statements is not to express an opinion on the effectiveness of the entity’s internal control; however, in making risk assessments, the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•	We evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates made by management and the validity of related notes.
•	We make a conclusion on the appropriateness of the Consolidated Financial Statements and Schedules being prepared by management based on the assumption of a going concern, and based on the audit evidence obtained, on whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty regarding going concern exists, we are required to draw attention in our audit report to the related notes in the Consolidated Financial Statements or, if such notes are inadequate, to express a qualified opinion with exceptions on the Consolidated Financial Statements. Our conclusions are based on the audit evidence obtained up to the date of the audit report. However, future events or conditions may cause the Company to cease to continue as a going concern.
•	We evaluate whether the presentation of the Consolidated Financial Statements and Notes thereto are in accordance with accounting principles generally accepted in Japan, as well as the overall presentation, structure, and content of the Consolidated Financial Statements, including the related Notes thereto, and whether the Consolidated Financial Statements represent the underlying transactions and accounting events in a manner that achieves fair presentation.
•	We obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to express an opinion on the Consolidated Financial Statements. We are responsible for the direction, supervision and performance of the audit of the Consolidated Financial Statements. We are solely responsible for our audit opinion.

We communicate with the Audit and Supervisory Committee regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit process, and other matters required by auditing standards.

We also provide the Audit and Supervisory Committee with a statement that we have complied with the provisions related to professional ethics in Japan concerning independence, and communicate with them matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards in order to eliminate or reduce obstruction factors.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-22-

Interest Relationship

Our firm and its engagement partners do not have any interest in the Company and its consolidated subsidiaries that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End of document

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-23-

Certified Copy of the Accounting Auditor Audit Report on the Non-consolidated Financial Statements

Independent Auditor’s Audit Report

May 22, 2023

Riken Corporation

To the Board of Directors

Deloitte Touche Tohmatsu LLC Tokyo Office

Designated Limited Liability Partner, Engagement Partner

            CPA                                                              Masahiro Ide

Designated Limited Liability Partner, Engagement Partner

            CPA                                                              Yae Sugiura

Designated Limited Liability Partner, Engagement Partner

            CPA                                                              Yoshi Ishikawa

Audit Opinion

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the Non-consolidated Financial Statements of Riken Corporation (the “Company”) for the 99th fiscal year from April 1, 2022 to March 31, 2023, which are, specifically, the Non-consolidated Balance Sheet, Non-consolidated Statement of Income, Non-consolidated Statement of Changes in Equity, Notes to the Non-consolidated Financial Statements, and their supplementary schedules (hereinafter, “Non-consolidated Financial Statements and Schedules”).

In our opinion, the Non-consolidated Financial Statements and Schedules referred to above present fairly, in all material respects, the status of assets and income for the period covered by the Non-consolidated Financial Statements and Schedules in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We performed our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under the standards are further described in the Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements and Schedules section of our report. We are independent of the Company in accordance with the provisions related to professional ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Statements

The other statements are the Business Report and supplementary schedules. Management is responsible for the preparation and disclosure of the other statements. The Audit and Supervisory Committee are also responsible for overseeing execution of duties by Directors relating to the design and operation of the reporting process for the other statements.

Our audit opinion on the non-consolidated financial statements does not include any other statements, and we express no opinion on other statements.

Our responsibilities in auditing the non-financial statements are to read the other statements carefully and, in the process of reading it, to consider whether there are any material differences between the other statements and the non-consolidated financial statements or our knowledge of them as a result of our audit. We also to pay attention to whether there is any indication of material errors in the other statements other than such material differences.

Based on the work we have performed, we are required to report that fact when we judge that there are material errors in the other statements.

We have no matters to report with respect to the other statements.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-24-

Responsibilities of Management and the Audit and Supervisory Committee for the Non-consolidated Financial Statements and Schedules

Management is responsible for the preparation and fair presentation of the Non-consolidated Financial Statements and Schedules in accordance with accounting principles generally accepted in Japan, and for the design and operation of internal controls that management determines are necessary to enable the preparation and fair presentation of the Non-consolidated Financial Statements and Schedules that are free from material misstatement, whether due to fraud or error.

In preparing the Non-consolidated Financial Statements and Schedules, management is responsible for assessing whether or not it is appropriate to prepare the non-consolidated financial statements and Schedules based on the assumption of a going concern, and in accordance with accounting principles generally accepted in Japan, for disclosing, as necessary, matters related to going concern.

The Audit and Supervisory Committee are responsible for overseeing execution of duties by Directors relating to the design and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements and Schedules

Our responsibilities are to obtain reasonable assurance about whether or not the Non-consolidated Financial Statements and Schedules as a whole are free from material misstatement, whether due to fraud or error, based on the audit performed by us and to express our opinion on the Non-consolidated Financial Statements and Schedules in the audit report from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of these Non-consolidated Financial Statements and Schedules.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit process, and conduct the following.

•	We identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Selection and application of audit procedures is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
•	The purpose of an audit of the Non-consolidated Financial Statements is not to express an opinion on the effectiveness of the entity’s internal control; however, in making risk assessments, the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•	We evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates made by management and the validity of related notes.
•	We make a conclusion on the appropriateness of the Non-consolidated Financial Statements and Schedules being prepared by management based on the assumption of a going concern, and based on the audit evidence obtained, on whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty regarding going concern exists, we are required to draw attention in our audit report to the related notes in the Non-consolidated Financial Statements and Schedules or, if such notes are inadequate, to express a qualified opinion with exceptions on the Non-consolidated Financial Statements and Schedules. Our conclusions are based on the audit evidence obtained up to the date of the audit report. However, future events or conditions may cause the Company to cease to continue as a going concern.
•	We evaluate whether the presentation of the Non-consolidated Financial Statements and Schedules and Notes thereto are in accordance with accounting principles generally accepted in Japan, as well as the overall presentation, structure, and content of the Non-consolidated Financial Statements and Schedules, including the related Notes thereto, and whether the Non-consolidated Financial Statements and Schedules represent the underlying transactions and accounting events in a manner that achieves fair presentation.

We communicate with the Audit and Supervisory Committee regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit process, and other matters required by auditing standards.

We also provide the Audit and Supervisory Committee with a statement that we have complied with the provisions related to professional ethics in Japan concerning independence, and communicate with them matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards in order to eliminate or reduce obstruction factors.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-25-

Interest Relationship

Our firm and its engagement partners do not have any interest in the Company that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End of document

Certified Copy of the Audit and Supervisory Committee Audit Report

Audit Report

The Audit and Supervisory Committee has audited the execution of duties by Directors for the 99th fiscal year from April 1, 2022 to March 31, 2023. The methods and results are reported as follows.

1. Audit Methods and Their Description

The Audit and Supervisory Committee regularly received reports from Directors and employees regarding the details of the Board of Directors’ resolutions concerning matters prescribed in Article 399-13, Paragraph 1, Items 1(b) and 1(c) of the Companies Act and the status of the establishment and operation of the systems (internal control systems) based on such resolutions, and requested explanations and expressed opinions as necessary, and conducted its audit in the following manner. Furthermore, with respect to internal control over the financial reporting, they received reports from Directors, etc. and Deloitte Touche Tohmatsu LLC regarding the status of evaluation and audit of such internal control, and requested explanations as necessary.

(1)	Pursuant to the Audit and Supervisory Committee’s audit policy, audit plan, and assignment of duties for the current fiscal year and in accordance with the Audit and Supervisory Committee’s audit standards established by the Company’s Internal Audit Department and other departments in charge of internal control, utilizing various means, such as via the telephone or the Internet, etc., they attended important meetings, received reports from Directors and employees regarding matters concerning the execution of their duties, requested explanations, as necessary, particularly with respect to priority audit items, and handling of incidents, etc., attended individual meetings, etc., viewed important decision documents, etc., and also examined the status of operations and assets at the Head Office and main offices of the Company. Also, with respect to domestic and overseas subsidiaries, they requested business reports from subsidiaries as necessary and examined the status of their operations and assets.
(2)	Audit & Supervisory Board Members reviewed and discussed, based on deliberations by the Board of Directors and other committees, the particulars indicated in the Business Report to be given due consideration under Item (iii) (a) of Article 118 of the Regulations for Enforcement of the Companies Act and the basic policy and each of the initiatives under Item (iii) (b) of the same article of the ordinance.
(3)	Audit & Supervisory Board Members monitored and verified whether the Accounting Auditor maintained its independence and conducted audits appropriately, received reports from the Accounting Auditor on the performance of its duties, and requested explanations as necessary. In addition, Audit & Supervisory Board Members were informed by the Accounting Auditor that “systems for ensuring that the performance of the duties of financial auditor is being carried out correctly” (matters stipulated in the items of Article 131 of the Regulations on Corporate Accounting) are being developed in accordance with the Quality Control Standards for Audits (Business Accounting Council, October 28, 2005) and other standards and requested explanations as necessary. Furthermore, with regard to principal matters for consideration in our audit process, they deliberated with Deloitte Touche Tohmatsu LLC, received reports on the status of their audits, and requested explanations as necessary.

Based on the aforesaid methods, Audit & Supervisory Board Members examined the Business Reports and its supplementary schedules, the Non-consolidated Financial Statements (Non-consolidated Balance Sheet, Nonconsolidated Statement of Income, Non-consolidated Statement of Changes in Equity, and Notes to the Nonconsolidated Financial Statements) and their supplementary schedules, and the Consolidated Financial Statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Equity, and Notes to the Consolidated Financial Statements) for the relevant fiscal year.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-26-

2. Results of Audit

(1)	Results of Audit of Business Report and Other Relevant Documents
i)	We acknowledge that the Business Report and its supplementary schedules accurately present the status of the Company in accordance with laws, regulations, and the Articles of Incorporation.
ii)	We acknowledge there is no misconduct or material fact in violation of the law, regulations, or the Articles of Incorporation related to the execution of duties by Directors.
iii)	We acknowledge that the resolutions of the Board of Directors related to internal control systems are appropriate. We also did not find any matter bearing mention related to statements in the Business Report or the execution of duties by Directors in connection with internal control systems, including internal control over the financial reports. Moreover, as described in the Business Report, in response to the cyber incident that occurred at the Company, the Audit and Supervisory Committee confirmed that the Company is implementing measures to prevent recurrence by strengthening security and rebuilding the emergency response system based on an investigation and analysis of the causes.
iv)	We acknowledge that the basic policy on the individuals who control decision-making of financial and business policies of the business corporation as described in the business report is appropriate. We acknowledge that each of the initiatives prescribed in Article 118, Item (iii) (b) of the Regulations for Enforcement of the Companies Act, as described in the Business Report, is in line with the said basic policy, is not harmful the interests of the Company and the common interests of our shareholders, and is not intended to maintain the status of the Company’s officers.
(2)	Results of Audit of Non-consolidated Financial Statements and Supplementary Schedules

We acknowledge that the audit methods and findings of the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are appropriate.

(3)	Results of Audit of Consolidated Financial Statements

We acknowledge that the audit methods and findings of the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are appropriate.

3. Post-Balance Sheet Event

　At a meeting of the Board of Directors held on November 4, 2022, a resolution was passed to acquire shares of JFE Fittings Corporation and acquire JFE Pipe Fitting Mfg. Co., Ltd. n JFE Fittings Corporation, and based on a share transfer agreement executed on the same day, the transfer of the company’s shares was completed on May 9, 2023.

May 22, 2023

Riken Corporation Audit and Supervisory Committee

Full-Time Audit and Supervisory Committee Member	Akira Kunimoto	Seal
Audit and Supervisory Committee Member	Shuji Iwamura	Seal
Audit and Supervisory Committee Member	Osamu Honda	Seal

(Note)	Audit and Supervisory Committee members Mr. Shuji Iwamura and Mr. Osamu Honda are outside Directors as defined in Article 2, Item 15 and Article 331, Paragraph 6 of the Companies Act.

(Details of Financial Statements of Riken Corporation’s Final Fiscal Year)	-27-

Matters Related to Company Stock Acquisition Rights, etc. of Riken Corporation

Status of stock acquisition rights for Company Executives (as of March 31, 2023)

(Based on a resolution passed by the Board of Directors on June 25, 2014)

•	Number of stock acquisition rights

23 (100 shares per stock acquisition right)

•	Type and number of shares to be acquired upon the exercise

2,300 common shares

•	Exercise price

100 yen (per stock acquisition right)

•	Vesting conditions

Rights may be exercised on and after the day following the day on which the person loses his/her position as a director or executive officer of the Company. However, such rights may not be exercised when waived.

•	Exercise period

July 15, 2014 - July 14, 2044

•	Status of unexercised stock acquisition rights held by officers of the Company of the above
Category	Number of stock acquisition rights	Type and number of shares to be acquired upon the exercise	Number of holders
Directors of the Company (excluding Outside directors/members of the Audit and Supervisory Committee)	23	2,300 common shares	2 persons

(Based on a resolution passed by the Board of Directors on June 23, 2015)

•	Number of stock acquisition rights

38 (100 shares per stock acquisition right)

•	Type and number of shares to be acquired upon the exercise

3,800 common shares

•	Exercise price

100 yen (per stock acquisition right)

•	Vesting conditions

Rights may be exercised on and after the day following the day on which the person loses his/her position as a director or executive officer of the Company. However, such rights may not be exercised when waived.

•	Exercise period

July 15, 2015 - July 14, 2045

•	Status of unexercised stock acquisition rights held by officers of the Company of the above
Category	Number of stock acquisition rights	Type and number of shares to be acquired upon the exercise	Number of holders
Directors of the Company (excluding Outside directors/members of the Audit and Supervisory Committee)	38	3,800 common shares	2 persons

(Based on a resolution passed by the Board of Directors on June 24, 2016)

•	Number of stock acquisition rights

57 (100 shares per stock acquisition right)

•	Type and number of shares to be acquired upon the exercise

5,700 common shares

•	Exercise price

100 yen (per stock acquisition right)

•	Vesting conditions

Rights may be exercised on and after the day following the day on which the person loses his/her position as a director or executive officer of the Company. However, such rights may not be exercised when waived.

•	Exercise period

July 14, 2016 - July 13, 2046

•	Status of unexercised stock acquisition rights held by officers of the Company of the above
Category	Number of stock acquisition rights	Type and number of shares to be acquired upon the exercise	Number of holders
Directors of the Company (excluding Outside directors/members of the Audit and Supervisory Committee)	57	5,700 common shares	2 persons

(Based on a resolution passed by the Board of Directors on June 22, 2017)

•	Number of stock acquisition rights

41 (100 shares per stock acquisition right)

•	Type and number of shares to be acquired upon the exercise

4,100 common shares

•	Exercise price

100 yen (per stock acquisition right)

•	Vesting conditions

Rights may be exercised on and after the day following the day on which the person loses his/her position as a director or executive officer of the Company. However, such rights may not be exercised when waived.

•	Exercise period

July 13, 2017 - July 12, 2047

•	Status of unexercised stock acquisition rights held by officers of the Company of the above
Category	Number of stock acquisition rights	Type and number of shares to be acquired upon the exercise	Number of holders
Directors of the Company (excluding Outside directors/members of the Audit and Supervisory Committee)	41	4,100 common shares	2 persons

Riken Corporation’s Systems to Ensure the Appropriateness of Operations

The matters concerning the basic policy for the development of internal control systems passed a resolution by the Company’s directors are as follows:

(Basic policy)

The Group has defined the Group Mission Statements outlined in the following paragraph. It also sets out the following Guiding Principles: “Be Customer Driven. Be Compliant with the Law. Be focused on the Basics. Be Open. Be Proactive. Be Prompt.” and promotes our corporate activities accordingly.

Furthermore, it is the Company’s basic policy that the Directors and employees of the Group shall perform their duties based on the RIKEN Group Code of Conduct, internal company regulations, and social good sense, in accordance with laws, regulations, and social norms.

<Mission Statement>

•	We continue to be a corporate citizen committed to protecting global environment and serving the society in which we conduct our business.
•	We are committed to creating corporate value from a global perspective by efficiently utilizing the capital invested by our shareholders.
•	We will offer products and services that continually exceed our global customers’ increasing expectations through constant innovation and continued advancements in knowledge and technology.
•	We have high aspirations and a broad vision, and we are always willing to change.

Under this Mission Statement, the Company recognizes that it is an important management responsibility to establish and operate a system for proper business execution, and will strive to further improve the Group’s internal control system to make it more appropriate.

(1)	Systems necessary to ensure that the execution of the duties by directors and employees complies with laws and regulations and our articles of incorporation

The Group recognizes that thorough compliance (Be Compliant with the Law) is essential for the survival of a company, and all Directors and employees shall comply with laws, regulations, and social norms, act based on fair ethical standards, and strive to establish a management system that will be widely trusted by society.

(i)	In order to establish a system for the Directors and employees of the Group to comply with laws, regulations, and the Articles of Incorporation and to conduct appropriate business activities, the Company has established a Code of Conduct and Guiding Principles that shall apply to the entire Group.
(ii)	To enhance the soundness and efficiency of management, the Company shall establish an Audit and Supervisory Committee Meeting in which the majority of members shall be Outside Directors.
(iii)	In order to establish a management system that is trusted by society, the Compliance Committee, a company-wide committee chaired by the CEO, shall be established to promote various activities necessary to ensure that compliance takes root and is thoroughly implemented.
(iv)	In an effort to ensure thorough compliance, the HR and General Affairs Divisions shall systematically and systematically provide compliance education to directors and employees.
(v)	The Company has also established an external contact point for consultation on compliance matters and reporting of misconduct and operates an internal reporting system that protects whistleblowers.
(vi)	The Internal Control Department shall conduct periodic internal audits to ascertain the status of the Company’s business operations, investigate and verify whether all business operations are conducted properly, appropriately, and reasonably in accordance with laws, the Articles of Incorporation, and internal rules and regulations, and whether the Company’s systems, organization, and rules and regulations are proper and appropriate, and report the audit results to the President and the Audit Committee.

(vii)	The above compliance-related activities shall be reported to the Board of Directors on a regular basis.

(2)	Systems for the storage and management of information related to the execution of duties by directors

Company shall properly record information related to the execution of duties by directors in accordance with laws and regulations and document management rules, including records related to decision-making at meetings of the Board of Directors and other important meetings and documents approved by each director based on the segregation of duties and decision-making standards, and shall retain such records for the prescribed period.

(i)	Based on laws and regulations and document management rules, the following documents (including electromagnetic records) shall be stored together with related materials.
(i)-1	Documents required by laws and regulations
•	Minutes of General Meeting of Shareholders (Companies Act, Article 318), Minutes of Directors’ Meetings (Companies Act, Article 369)

(i)-2	Documents based on document management rules
•	Management Committee minutes, Technology Committee minutes, Sustainability Committee minutes, Compliance Committee minutes
•	Minutes of other meeting committee meetings chaired and presided over by a director
•	Decision documents in which a director is the decision-maker
•	Other important documents as stipulated in the document management rules
(ii)	Unless otherwise stipulated by law, the above documents shall be managed by the department in charge of each document based on the document management rules.

(3)	Regulations and Other Systems for Managing Risk of Loss

The Group shall strive to develop an organized response to various risks of loss in order to minimize the risk of loss by preparing appropriate countermeasures in advance according to the size of the risk and the likelihood of its occurrence.

(i)	To establish a risk management system for the whole Group, and to implement appropriate risk responses, risk management rules and related regulations, including a basic risk management policy, shall be established.
(ii)	The Company has established a Risk Management Subcommittee and a BCM Subcommittee under the Sustainability Committee to promote various activities necessary for the establishment and promotes the thorough operation of risk management and business continuity plans.
(iii)	Based on the risk management rules, we identify and evaluate the risks of business opportunities and risks associated with the execution of business activities in the Group every year, and formulate and promote a risk mitigation plan.
(iv)	The Company aims to prevent large-scale accidents, disasters, scandals, etc., and when they occur, a Crisis Response Headquarters with the President (or a person designated by the President) as its chairperson shall be established to address the situation.
(v)	The activities related to risk management described above shall be reported regularly to the Board of Directors.

(4)	Systems to ensure that directors execute their duties efficiently

The Company formulates and promotes its Mid-term Management Plan and Annual Management Plan in order to respond to changes in the environment. We strive to improve the efficiency of our directors’ day-to-day execution of their duties with the aim of achieving the objectives of the management plans.

(i)	The duties and decision-making authority of directors shall be stipulated in the Organization Rules, the Rules on Segregation of Duties, and the Rules on Decision-Making Standards.
(ii)	The Board of Directors shall make decisions on management policies, matters required by law and other important matters concerning management, and supervise the status of directors’ execution of their duties.
(iii)	Under the Board of Directors, a Management Committee chaired by the President shall be established (held, generally, twice a month) to deliberate in advance on matters passed a resolution by the Board of Directors, and to deliberate and make decisions on the execution of the Company’s business and the implementation of measures, etc., within the scope of the authority delegated by the Board of Directors.

(5)	Systems to ensure the appropriateness of operations of the Group

The Company aims to establish an internal control system for the RIKEN Group, including its affiliated companies, and strives for appropriate Group management while respecting the autonomy of each subsidiary based on the “Affiliated Companies Management Regulations.”

(i)	As group management, we share our Mission Statement and Code of Conduct, and compliance-related regulation manuals with affiliated companies, and collaboratively promote the RIKEN Group Management Plan.
(ii)	For domestic affiliated companies, the Corporate Planning Department, and for overseas affiliated companies, overseas business units will participate in each company’s Board of Directors Meetings and conduct interviews to confirm the legality and efficiency of the management.
(iii)	The Internal Control Department periodically conducts audits of affiliated companies.
(iv)	For our major affiliated companies, the Company’s Audit and Supervisory Committee members shall be appointed as Corporate Auditors and shall conduct accounting and operational audits.

(6)	Employees who assist Audit and Supervisory Committee members in their duties

When the Audit and Supervisory Committee member requests a full-time employee to assist the Audit and Supervisory Committee in the performance of its duties, the Company shall assign such employee after consultation with the Audit and Supervisory Committee.

(7)	Matters related to the independence of employees set forth in the preceding paragraph from directors (excluding directors who are Audit and Supervisory Committee Members)

The employees set forth in the preceding paragraph shall not receive orders from directors (excluding directors who are Audit and Supervisory Committee Members), but shall be under the direction and orders of the Audit and Supervisory Committee. The Audit and Supervisory Committee shall be informed of and approve any personnel transfers and evaluations in advance.

(8)	Systems for directors (excluding directors who are Audit and Supervisory Committee Members) and employees to report to the Audit and Supervisory Committee and other systems related to reporting to the Audit and Supervisory Committee.

Directors (excluding directors who are Audit and Supervisory Committee Members) and employees of the Group shall report to the Audit and Supervisory Committee facts that may cause significant damage to the Group and other important matters concerning business operations. Directors (excluding directors who are Audit and Supervisory Committee Members) and employees who report to the Audit and Supervisory Committee shall not receive any disadvantageous treatment because of such reporting. We actively promote awareness and thorough understanding of this policy.

)Matters to be reported to the Audit and Supervisory Committee and the method of reporting shall be established in consultation with the Audit and Supervisory Committee, and directors (excluding directors who are Audit and Supervisory Committee Members) and employees shall carry out appropriate reporting.

Also, the Audit and Supervisory Committee shall establish, in consultation with the Audit and Supervisory Committee, meetings of the Conference Committee at which Audit and Supervisory Committee members shall attend the Committee Meetings and review meeting materials and minutes.

(9)	Matters related to the policy for processing expenses related to the execution of duties by the Audit Committee members.

When the Company receives a request from Audit Committee members for advance payment or reimbursement of expenses incurred in the performance of their duties as Audit Committee members and other necessary expenses, such as processing of expenses or obligations incurred in the performance of such duties, the Company shall bear these expenses, except when it is deemed that such expenses are not made clear that such expenses are necessary for the performance of their duties.

(10) Systems to ensure that other Supervisory Committee’s audits are conducted effectively

In an effort to ensure mutual communication with the President, the Audit and Supervisory Committee shall hold regular meetings and collaborate with the Internal Control Department, the accounting auditor, and Corporate Auditors of affiliated companies to ensure the effectiveness of the Audit and Supervisory Committee’s audits.

(11)	Overview of the status of operation of systems to ensure the appropriateness of operations

The Company continuously confirms through internal audits and other means the status of the development and operation of internal control systems with respect to the aforementioned systems to ensure the appropriateness of operations, and reports the status of the systems to the Board of Directors on a quarterly basis. The Company strives to operate a more appropriate internal control system by taking corrective actions for points identified as a result of internal audits.

The status of the operation of the internal control systems for Group during the current consolidated fiscal year is as follows

(i)	Compliance-related efforts

The Company convenes the Compliance Committee, a company-wide committee chaired by the CEO, to promote the establishment and thorough operation of compliance.

The Company has also established an external contact point for consultation on compliance matters and reporting of misconduct, and operates an internal reporting system that protects whistleblowers and reports quarterly to the Board of directors.

In addition, the company strives to instill compliance awareness among officers and employees through training programs.

(ii)	Strengthening of risk management systems

In order to establish a Group-wide risk management system and respond appropriately to risks, the Company has established a Risk Management Subcommittee and a BCM Subcommittee under the Sustainability Committee to ensure that risk management and business continuity plans are firmly in place and thoroughly implemented.

(iii)	The Audit and Supervisory Committee’s audit systems

The Audit and Supervisory Committee meets regularly with the Representative Director to ensure mutual communication. The Audit and Supervisory Committee also strives to ensure the effectiveness of its audits by holding regular quarterly meetings with the Internal Control Department and the accounting auditor, as well as holding meetings as necessary.

Consolidated Statement of Changes in Equity of Riken Corporation

(From April 1, 2022 to March 31, 2023)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of current period	8,573	7,119	64,526	(2,894)	77,324
Changes of items during period
Issuance of new shares	53	53			107
Distribution of dividends of surplus			(1,200)		(1,200)
Profit attributable to owners of parent			4,318		4,318
Acquisition of treasury shares				(1)	(1)
Appropriation of treasury shares			(0)	0	(0)
Change in ownership interest of parent due to transactions with non-controlling interests		5			5
Net changes of items during period other than shareholders’ equity
Total changes of items during period	53	59	3,118	(1)	3,229
Balance at end of current period	8,627	7,178	67,644	(2,896)	80,554

	Accumulated other comprehensive income					Share acquisition rights	Non-controlling interests	Total net assets
	Other Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of current period	1,045	(60)	622	2,189	3,797	97	5,863	87,082
Changes of items during period
Issuance of new shares								107
Distribution of dividends of surplus								(1,200)
Profit attributable to owners of parent								4,318
Acquisition of treasury shares								(1)
Appropriation of treasury shares								(0)
Change in ownership interest of parent due to transactions with non-controlling interests								5
Net changes of items during period other than shareholders’ equity	862	71	2,851	339	4,125		546	4,671
Total changes of items during period	862	71	2,851	339	4,125	－	546	7,900
Balance at end of current period	1,908	10	3,474	2,529	7,922	97	6,409	94,983

Notes to the Consolidated Financial Statements of Riken Corporation

(Notes regarding important matters concerning the preparation of the consolidated financial statements)

1. Amounts are rounded down to the nearest million yen.

2. Matters related to the scope of consolidation

(1) Status of consolidated subsidiaries

Number of consolidated subsidiaries:

20 companies

Names of main consolidated subsidiaries:

RIKEN CASTEC Co,.Ltd.

RIKEN ENVIRONMENTAL SYSTEM Co., Ltd.

RINKEN HEAT TECHNO CO., LTD.

P.T. PAKARTI RIKEN INDONESIA

RIKEN AUTOMOBILE PARTS (WUHAN) CO., LTD.

RIKEN MEXICO , S.A. DE C.V.

RIKEN OF AMERICA, INC.

EURO-RIKEN GMBH

(2) Status of non-consolidated subsidiaries

Number of non-consolidated subsidiaries:

1 company

Name of non-consolidated subsidiary:

AMTEK RIKEN

It is a small-scale company, and its total assets, net sales, net income/loss, and retained earnings do not have a material effect on the consolidated financial statements.

3. Matters related to the application of the equity method of accounting

(1) Status of affiliated companies accounted for by the equity method

Number of affiliated companies accounted for by the equity method:

4 companies

Names of affiliated companies accounted for by the equity method:

Taiwan Riken Corp

SIAM RIKEN IND. CO., LTD.

SHRIRAM PISTONS & RINGS LTD.

Riken Power System (Nanjing) Co., Ltd.

(2) Status of non-consolidated or affiliated companies not accounted for by the equity method

Names of affiliated companies not accounted for by the equity method:

Yaesu Export & Import Co., Ltd.

Companies not accounted for by the equity method are not accounted for by the equity method because they do not have a material impact on current fiscal year net income/loss, retained earnings, etc., and are not significant in the aggregate so are excluded from the application of the equity method.

4. Matters related to the fiscal year of consolidated subsidiaries

The closing date for Riken Corporation of America, RIKEN OF AMERICA, INC., RIKEN MEXICO , S.A. DE C.V., EURO-RIKEN GMBH, P.T. PAKARTI RIKEN INDONESIA, RIKEN AUTOMOBILE PARTS (WUHAN) CO., LTD., PT. RIKEN SEAL PRODUCTS （WUHAN） CO., LTD., RIKEN OF ASIA, RIKEN SALES AND TRADING (THAILAND) CO., LTD. is December 31, 2022. In preparing the consolidated financial statements, the financial statements as of the current date are used, and necessary adjustments are made to reflect significant transactions that occurred between the current date and the consolidated balance sheet date.

5. Matters related to accounting policies

(1) Valuation criteria and methods for significant assets

(i) Securities

Held-to-maturity debt securities:

Calculated using the amortized cost method (straight-line method).

Other securities

Other than stocks and other securities with no market value:

Calculated using the market value method (valuation differences are processed by the total direct capitalization method and the cost of sales is determined by the moving average method).

Stocks, etc. without market prices:

Calculated using the cost method using the moving-average method.

(ii) Inventories:

Mainly calculated using the cost method (a method of book value devaluation determined on decline in profitability) using the moving-average method.

(iii) Derivatives:

Market value method

(2) Methods of depreciation and amortization of significant depreciable assets

Property, plant and equipment (excluding leased assets):

Mainly calculated using the declining-balance method.

However, we apply the straight-line method to buildings (excluding building fixtures) acquired on or after April 1, 1998 and for building fixtures and structures acquired on or after April 1, 2016. Useful life and residual value are mainly calculated using the same criteria as stipulated in the Corporation Tax Law.

Intangible assets (excluding leased assets):

Calculated using the straight-line method. Useful life is mainly determined by the same criteria as stipulated in the Corporation Tax Law.

Software (for internal use) is amortized by the straight-line method based on the period of internal use (5 to 10 years).

Leased assets:

Leased assets related to finance lease transactions that transfer ownership of the leased assets to the lessee are calculated using the same depreciation method as that applied to owned fixed assets. Lease assets related to finance lease transactions that do not transfer ownership of the leased assets to the lessee are calculated using a method in which the lease period is deemed as the useful life of the asset and the residual value is set at zero.

(3) Criteria for recording significant allowances

Allowance for doubtful accounts:

To provide for possible bad debt losses, the Company records allowances for general receivables based on historical bad debt ratios, and allowances for specific doubtful receivables based on the financial condition assessment method.

Allowance for bonuses:

To provide for the payment of bonuses to employees, the Company provides for the estimated amount of bonuses to be paid to employees, which is attributable to the current consolidated fiscal year.

Allowance for environmental measures:

To provide for expenditures for the disposal of polychlorinated biphenyls (PCBs), an estimated amount of expenditures that can be reasonably estimated was recorded.

Allowance for product warranties:

Domestic consolidated subsidiaries provide for expenditures for repair work projected to be incurred in the Radio Frequency Anechoic Chambers/Shield Rooms business by posting an estimated amount of expenditures that can be reasonably estimated.

(4) Criteria for recording significant income and expenses

The Group is primarily engaged in the manufacture and sale of automotive and machinery parts. We also construct Radio Frequency Anechoic Chambers/Shield Rooms

With respect to sales of merchandise and products, the performance obligation is satisfied when the merchandise and products are delivered to the customer; therefore, income is recognized at that point in time.

Also, for the construction of Radio Frequency Anechoic Chambers/Shield Rooms, the Company recognizes income based on the percentage of completion based on the cost incurred when the performance obligation is fulfilled over a certain period of time based on the contract and the degree of completion can be reasonably estimated. Also, when the degree of progress cannot be reasonably estimated, we recognize as income an amount equal to the section of the cost incurred that is expected to be recovered.

(5) Method of accounting for retirement benefits

(i) Method of attributing estimated retirement benefits to periods of service

In calculating retirement benefit obligations, we calculate the estimated amount of retirement benefits attributed to the period through the end of the current consolidated fiscal year using the benefit calculation method.

(ii) Method of processing prior service costs and actuarial calculation differences

We process prior service costs based on a certain number of years (10 years) within the average remaining service period of employees when incurred.

Actuarial calculation differences are amortized by the straight-line method over a fixed number of years (10 to 13 years) within the average remaining service period of employees at the time of accrual of each consolidated fiscal year and the amount is amortized from the following consolidated fiscal year from when incurred.

(6) Criteria for converting foreign currency-denominated assets and liabilities into Japanese yen

Assets and liabilities of overseas subsidiaries are translated into yen at the spot exchange rate prevailing at the end of the fiscal year, income and expenses are translated into yen at the average exchange rate during the fiscal year, and translation adjustments are included in foreign currency translation adjustments and noncontrolling interests in net assets.

(7) Processing of hedge accounting

Method of hedge accounting:

The Company has adopted deferred hedge processing. The allocation method is applied to forward exchange contracts when they meet the requirements for the allocation processing.

Hedging methods:

Forward exchange contracts

Hedging target:

Operating receivables in foreign currencies

Hedging policy:

Our basic policy on derivatives transactions is determined by the Management Committee, which has established internal management regulations that stipulate transaction authority and transaction limits, and we use forward exchange contracts to avoid foreign exchange fluctuation risks.

Method of evaluating hedging effectiveness:

Forward exchange contracts are based on scheduled future transactions (e.g., exports), and the assessment of validity is omitted because the probability of execution is extremely high.

(Changes in accounting policies)

Not applicable.

(Notes regarding Accounting Estimates)

1. Impairment of fixed assets

(1) Amount recorded in the Consolidated Financial Statements

Major fixed assets of domestic subsidiaries that have been identified as impaired(After impairment loss is recorded)

Buildings and structures	1,302 millions of yen
Machinery, equipment and vehicles	441 millions of yen
Land	714 millions of yen
Other	314 millions of yen

Major fixed assets of the Company’s business units that have been identified as impaired.

Buildings and structures	649 millions of yen
Machinery, equipment and vehicles	1,098 millions of yen
Land	55 millions of yen
Other	11 millions of yen

(2) Information that contributes to an understanding of the details of accounting estimates

In the current consolidated fiscal year, the Company identified signs of impairment for the fixed assets of the Company’s business units that have reported operating losses for two consecutive fiscal years, and compared the total undiscounted future cash flows from the division’s operations with the carrying amount of the assets. As a result of comparing the total undiscounted future cash flows from the operations of the units with their carrying amount, no impairment loss was recognized because such undiscounted cash flows exceeded its carrying amount.

Also, during the current consolidated fiscal year, the Company identified an impairment loss for a domestic subsidiary that has reported operating losses for two consecutive fiscal years and a domestic subsidiary that is expected to continue to report operating losses. As a result of comparing the total undiscounted future cash flows from the operations of the subsidiary with its carrying amount, an impairment loss was recognized for the subsidiary whose undiscounted cash flows were less than its carrying amount.

We estimate these future results and cash flows based on the assumption that profitability will improve to a certain degree in the next fiscal year and thereafter.

In the event that the assumptions used in these estimates need to be revised due to external changes in the environment, such as a shortage of semiconductors or increases in raw material prices and energy costs, additional impairment losses may be recognized in the next fiscal year.

2. Recoverability of deferred tax assets

(1) Amount recorded in the Consolidated Financial Statements

Company has recorded deferred tax assets of 1,090 million yen as described in the Notes regarding Tax Effect Accounting in the Notes regarding Non-Consolidated Financial Statements.

(2) Information that contributes to an understanding of the details of accounting estimates

As described in the Notes regarding Tax Effect Accounting in the Notes regarding Non-Consolidated Financial Statements, the Company has deferred tax assets of 3,163 million yen before offsetting deferred tax liabilities and deducting valuation allowance of 905 million yen from the total deferred tax assets of 4,068 million yen related to the temporary differences that will be deducted in the future

The Company judges the recoverability of deferred tax assets by estimating taxable income within a reasonably estimable period (generally five years) in the future. Estimates of such taxable income are affected by factors such as the forecasted production volume of the automotive industry, which is closely related to the Company.

If the assumptions used in these estimates need to be revised due to changes in the external environment, such as a shortage of semiconductors or increases in raw material and energy costs, there is a possibility that deferred tax assets that are not expected to be recovered will be reversed in the following consolidated fiscal year.

(Additional information)

(Change of schedule regarding business consolidation)

　As publicly announced in the press release dated July 27, 2022, “Conclusion of a Memorandum of Understanding concerning Consolidation through the establishment of a joint holding company (stock transfer) between Nippon Piston Ring Co., Ltd. and Riken Corporation,” the two companies have entered into a basic agreement to consolidate their management based on a spirit of equality, and are proceeding with specific discussions and considerations.

　Also, in our press release dated November 28, 2022, “Notice Regarding the Schedule for the Consolidation of Riken Corporation and Nippon Piston Ring Co., Ltd.,” in consideration of the time required for the examination of the business combination by the Japan Fair Trade Commission, we announced a change in the schedule for the said corporate consolidation. However, on May 2, 2023, we received a notice from the Japan Fair Trade Commission that it will not issue a cease and desist order in connection with the business consolidation, and that all notification and examination procedures for the business consolidation have been completed.

　The two companies will continue discussions and considerations with the aim of realizing the business consolidation as soon as possible. Although the schedule for the future has not yet been determined, the following schedule will be publicly announced as soon as it is finalized through a decision by the organizations.

Final signing of agreement on business consolidation	May 23, 2023 (scheduled)
Ordinary General Meeting of Shareholders (resolution to approve the stock transfer)	June 23, 2023 (scheduled)
Tokyo Stock Exchange delisting date	September 28, 2023 (scheduled)
Effective date of the stock transfer	October 2, 2023 (scheduled)

Note: The above is the current schedule and may be subject to change by mutual agreement upon consultation between the two companies when necessary due to the progress of the business consolidation process or for other reasons.

(Notes regarding Consolidated Balance Sheets)

1. Accumulated depreciation of property, plant and equipment

98,988 millions of yen

(Notes regarding Consolidated Statements of Income)

1. Impairment losses

Impairment losses were recorded for the following asset groups:

USE	CATEGORY	PLACE	AMOUNT (millions of yen)
Automobile parts manufacturing equipment	Machinery, equipment and vehicles	Kashiwazaki City, Niigata Prefecture	315
Automobile parts manufacturing equipment	Land	Kashiwazaki City, Niigata Prefecture	108
Automobile parts manufacturing equipment	Buildings and structures	Kashiwazaki City, Niigata Prefecture	48
Automobile parts manufacturing equipment	Other	Kashiwazaki City, Niigata Prefecture	65
	Total		539

(Background)

In the automobile parts manufacturing equipment, the Company and its subsidiaries recognized impairment losses as signs of impairment based on the “Accounting Criteria for Impairment of Fixed Assets” were recognized due to a decline in profitability, etc.

(Methods of grouping)

The Company’s automotive parts manufacturing equipment is grouped as a cash flow-generating unit, independent of the Company’s business units and subsidiaries, that conducts the relevant manufacturing. For idle assets that are not expected to be used in the future, they are grouped into individual asset units based on management accounting classifications.

(Calculation method of recoverable amount, etc.)

In the Company, it is measured at its net realizable value, which is based on a valuation reasonably estimated by a third party. The Company’s subsidiaries measure the value in use, which is calculated by discounting future cash flows.

(Notes regarding Consolidated Statement of Changes in Equity)

1. Matters related to outstanding shares

	Current consolidated fiscal year Number of shares at beginning of period (stocks)	Increase in number of shares (shares)	Decrease in number of shares (shares)	End of the current consolidated fiscal year Number of shares (shares)
Common shares	10,648,466	40,400	–	10,688,866

Note: The increase in common shares was due to the issuance of 40,400 new shares.

2. Matters related to treasury shares

	Current consolidated fiscal year Number of shares at beginning of period (stocks)	Increase in number of shares (shares)	Decrease in number of shares (shares)	End of the current consolidated fiscal year Number of shares (shares)
Common shares	645,730	837	85	646,482
(Notes)	The increase in treasury stock of common shares was due to the purchase of 837 odd-lot shares.

The decrease in treasury stock of common shares was due to 85 requests for additional purchases of odd-lot shares.

3. Matters related to share acquisition rights (excluding those for which the first day of the exercise period has not yet arrived)

Company name	Comprehensive income attributable to	Type of shares to be acquired	Number of shares to be acquired
			Beginning of current consolidated fiscal year	Increase	Decrease	Beginning of current consolidated fiscal year
The Company	Share acquisition rights as stock options	Common shares	23,100	–	–	23,100

4. Matters related to dividends

(1) Dividends paid

Resolution	Type of shares	Total amount of dividends paid (Millions of yen)	Dividend per share (Yen)	Reference date	Effective date
June 24, 2022 Ordinary General Meeting of Shareholders	Common shares	600	60.00	March 31, 2022	June 27, 2022
November 11, 2022 Meeting of the Board of Directors	Common shares	600	60.00	September 30, 2022	December 6, 2022

(2) Of the dividends for the current consolidated fiscal year, those with an effective date in the following consolidated fiscal year

The following proposal was submitted to the Ordinary General Meeting of Shareholders on June 23, 2023.

Resolution	Type of shares	Source of dividends	Total amount of dividends paid (Millions of yen)	Dividend per share (Yen)	Reference date	Effective date
June 23, 2023 Ordinary General Meeting of Shareholders	Common shares	Profit Surplus	602	60.00	March 31, 2023	June 26, 2023

(Notes regarding Financial Instruments)

1. Matters related to the status of financial instruments

(1) Policy regarding financial instruments

The Group’s principle investment policy is to use short-term deposits, etc., for fund management, and also to procure funds mainly through borrowings from banks and other financial institutions. Derivatives are used to hedge the risk of exchange rate fluctuations in accounts receivable, etc but the Company does not engage in speculative transactions.

(2) Description of financial instruments, their risks and risk management systems

Trade notes and accounts receivable which are operating receivables are exposed to customer credit risk. To manage this risk, the Company manages due dates and outstanding balances by counterparty in accordance with the Group’s credit management regulations.

We monitor market price fluctuations for stocks, which are investment securities.

For notes and accounts payable-trade, which are operating obligations, most of the payment due dates are within one year.

Long-term borrowings (generally within 5 years) are mainly for financing capital expenditures and M&A.

The Company executes and manages derivatives transactions in accordance with internal rules that stipulate transaction authority. In addition, in order to mitigate credit risk when using derivatives, we only enter into transactions with financial institutions with high credit ratings.

2. Matters related to the fair value of financial instruments

As of March 31, 2023, the consolidated balance sheet amounts, fair values, and their differences are as follows. Stocks and other securities with no market value (consolidated balance sheet amount: 5,976 million yen) are not included in (1) Investment securities. Also, for cash and deposits, trade notes and accounts receivable, and trade notes and accounts payable, notes are omitted because the fair values approximate their book values due to their short maturities.

(Millions of yen)

	Consolidated balance sheets Balance sheet amounts (*1)	Fair value (*1)	Difference
(1) Investment securities
Affiliated companies’ shares	5,300	7,749	2,449
Other securities	11,867	11,867	–
(2) Long-term borrowings (including current portion of long-term borrowings)	(10,000)	(9,857)	(142)
(3) Derivatives transactions (*2)	15	15	–
(*1)	Items recorded in liabilities are shown in parentheses.
(*2)	Net receivables and obligations arising from derivative transactions are presented on a net basis, and items that, in the aggregate, result in a net liability are presented in parentheses.

3.Matters related to the breakdown of the fair value of financial instruments by appropriate category

The fair value of financial instruments is classified into the following three levels based on the observability and materiality of the inputs used to calculate fair value.

Level 1 fair value:        Of the inputs used to calculate the observable fair value, the fair value calculated based on quoted market prices for the assets or liabilities for which such fair value is calculated that are formed in an active market.

Level 2 fair value:       Of the inputs used to calculate the observable fair value, the fair value calculated using the inputs used to calculate the fair value other than Level 1 inputs.

Level 3 fair value:        Fair value calculated using inputs for unobservable fair value calculations

When multiple inputs that have a significant impact on the calculation of fair value are used, fair value is classified to the level with the lowest priority in the calculation of fair value among the levels to which each of those inputs belongs.

(1) Financial instruments whose fair value is recognized in the consolidated balance sheets

(Millions of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Investment securities
Other securities	11,867	–	–	11,867

(2) Financial instruments whose fair value is not recognized in the consolidated balance sheets

(Millions of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Investment securities
Affiliated companies’ shares	7,749	–	–	7,749
Long-term borrowings (including current portion of long-term borrowings)	–	9,857	–	9,857
Derivatives transactions	–	15	–	15
(Notes)	Description of valuation techniques and inputs used in the calculation of fair value

Other marketable securities and stocks of affiliated companies are listed stocks and are valued using quoted market prices. Listed stocks are classified as Level 1 fair value because they are traded in an active market.

The fair value of long-term borrowings (including current portion of long-term borrowings) is calculated based on the discounted present value of the total principal and interest and the interest rate that takes into account the remaining term of the obligations and credit risk, and is classified as Level 2 fair value.

Derivatives transactions are classified as Level 2 fair value using the discounted current value method with observable inputs such as foreign exchange rates.

(Notes regarding Income Recognition)

1. Information that disaggregates income arising from contracts with customers

Main geographic markets

(Millions of yen)

	Automotive & Industrial Machinery parts business	Other (*1)	Total
Japan	33,628	12,873	46,501
Asia	20,357	301	20,658
U.S.	10,563	169	10,732
Other	8,353	136	8,489
Income arising from contracts with customers	72,902	13,479	86,382
Other income	－	－	－
Net sales to external customers	72,902	13,479	86,382
(*1)	“Other” is a business segment not included in the reportable segments and includes the piping fittings business, EMC products business, and thermal engineering products business.

Timing of income recognition

(Millions of yen)

	Automotive & Industrial Machinery parts business	Other (*1)	Total
Goods or services transferred at some point in time	72,902	12,065	84,968
Goods or services transferred over a period of time	－	1,414	1,414
Income arising from contracts with customers	72,902	13,479	86,382
Other income	－	－	－
Net sales to external customers	72,902	13,479	86,382
(*1)	“Other” is a business segment not included in the reportable segments and includes the piping fittings business, EMC products business, and thermal engineering products business.

2. Information that provides a basis for understanding income arising from contracts with customers

As stated in “5. Matters related to accounting policy (4) Criteria for recording significant income and expenses” in “Notes regarding important matters concerning the preparation of the consolidated financial statements.”

3. Information to understand the amount of income for the current consolidated fiscal year and the following consolidated fiscal years and thereafter

(1) Balance of contract assets, etc.

(Millions of yen)

Amount
Receivables arising from contracts with customers (beginning balance)	19,751
Receivables arising from contracts with customers (ending balance)	21,713
Contract assets (beginning balance)	78
Contract assets (ending balance)	249

　Contract assets arise from the construction of Radio Frequency Anechoic Chambers/Shield Rooms.

(2) Transaction price allocated to remaining performance obligations

Since the Group does not have any significant contracts with an initial projected contract period of more than one year, the practical expedient method is applied and the statement regarding the transaction price allocated to the remaining performance obligations has been omitted. The amount of consideration received from contracts with customers does not include the amount of significant variable consideration not included in the transaction price.

(Notes regarding per share information)

1.	Net asset value per share	8,810.30 yen
2.	Earnings per share	431.60 yen
3.	Diluted earnings per share for the current fiscal year	430.61 yen

(Significant subsequent events)

(Corporate consolidation through acquisition)

　On May 9, the Company acquired 76.56% of the shares of JFE Pipe Fitting Mfg. Co., Ltd. from JFE Steel Corporation, making NIPPON JFE Pipe Fitting Mfg. Co., Ltd. a subsidiary of the Company. Also on the same day, the company implemented a trade name change to NIPPON PIPE FITTING Corp. (hereinafter, “NIPPON PIPE FITTING”

1. Overview of corporate consolidation

(i) Name of acquired company and its business

　Name of acquired company: JFE Pipe Fitting Mfg. Co., Ltd.

　Description of business: Manufacturing and sales of fittings for gas, water, and other piping, as well as parts for construction and industrial machinery,

Prefabricated piping processing

(ii) Main reason for the corporate consolidation

　In recent years, the automotive industry has been undergoing a once-in-a-century transformation, and the market perception of the Company’s core business, engine components, has become increasingly harsh. As stated in our Midterm Plan “PLAN2022,” the Company plans the expansion of new next-generation businesses, such as non-ICE (internal-combustion engines, such as automobile engines), and has been considering proactive use of M&A to expand its portfolio in a business domain with a high affinity.

　NIPPON PIPE FITTING manufactures and sells an extensive lineup of piping fittings and enjoys a position as one of the leading players in the industry, maintaining strong relationships with many customers over the years for this reason for our high-quality product capabilities.

　While NIPPON PIPE FITTING has a solid presence in the field of gas pipe fittings, we recognize that our core products are accurately segregated from those of Company. In order for both companies to continue to properly and timely fulfill their supply responsibilities in the manufacture and sale of piping fittings, which are important products that support lifelines, the acquisition of these shares is expected to generate extensive synergies. In addition to enabling significant productivity improvements and the establishment of a sustainable structure capable of supplying high quality products, the decision to acquire the shares was based on our belief that the acquisition will accelerate the Company’s efforts to become carbon neutral and to address climate change issues.

　By welcoming NIPPON PIPE FITTING to the Group, the Company aims to achieve sustainable growth and increased corporate value through mid- to long-term management stability by continuously providing customers with high-quality products that leverage the strengths of both companies.

(iii) Date of corporate consolidation

May 9, 2023 (deemed acquisition date: April 1, 2023)

(iv) Legal form of corporate consolidation

Acquisition of shares with cash consideration

(v) Name of company after consolidation

NIPPON PIPE FITTING Corp.

(vi) Percentage of voting rights to be acquired

76.56％

(vii) Main basis for the decision to acquire the company

The Company is acquiring its shares as cash consideration.

2. Acquisition cost of the acquired company and breakdown by type of consideration

As per the agreement with the counterparty of this share acquisition, this information will not be disclosed.

The acquisition cost of the shares was determined based on the share value reasonably calculated by a third party.

3. Details and amounts of major acquisition-related expenses

Major acquisition-related costs include advisory and other expenses, which have not been finalized at this time.

4. Amount of goodwill incurred, reason for incurrence, amortization method and amortization period

The amount has not been finalized at this time.

5. Assets received and liabilities assumed on the date of corporate consolidation and their major breakdowns

The amount has not been finalized at this time.

(Borrowing large sum of capital)

　Based on a resolution passed on March 22, 2023 by the Company’s Board of Directors, the Company borrowed funds on April 28, 2023 as follows mainly to fund the acquisition of shares in NIPPON PIPE FITTING Corp. (formerly JFE Pipe Fitting Mfg. Co., Ltd.).

(1) Lender: Mizuho Bank, Ltd.

(2) Loan amount: 3 billion yen

(3) Loan rate: base rate + spread

(4) Loan date: April 28, 2023

(5) Loan period: 5 years

(6) Collateral: Unsecured and unguaranteed

Statement of Changes in Equity of Riken Corporation

(From April 1, 2022 to March 31, 2023)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus		Retained earnings								Treasury shares	Total shareholders’ equity
		Legal capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings						Total retained earnings
					Reserve for dividends	Reserve for overseas operations	Reserve for reduction entry	Reserve for reduction entry of replaced property	General reserve	Retained earnings brought forward
Balance at beginning of current period	8,573	6,604	6,604	1,457	4,000	10,000	10	33	5,500	13,501	34,504	(2,894)	46,787
Changes of items during period
Issuance of new shares	53	53	53										107
Distribution of dividends of surplus										(1,200)	(1,200)		(1,200)
Profit for the current fiscal year										5,625	5,625		5,625
Acquisition of treasury shares												(1)	(1)
Appropriation of treasury shares										(0)	(0)	0	0
Reversal of reserve for reduction entry							(0)			0	–		–
Provision of reserve for reduction entry of replaced property Reversal of reserve								(1)		1	–		–
Net changes of items during period other than shareholders’ equity
Total changes of items during period	53	53	53	–	–	–	(0)	(1)	–	4,427	4,425	(1)	4,531
Balance at end of current period	8,627	6,658	6,658	1,457	4,000	10,000	10	31	5,500	17,929	38,929	(2,896)	51,319

	Valuation and translation adjustments			Share acquisition rights	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total of valuation and translation adjustments
Balance at beginning of current period	1,039	(55)	984	97	47,869
Changes of items during period
Issuance of new shares					107
Distribution of dividends of surplus					(1,200)
Profit for the current fiscal year					5,625
Acquisition of treasury shares					(1)
Appropriation of treasury shares					0
Reversal of reserve for reduction entry					–
Provision of reserve for reduction entry of replaced property Reversal of reserve					–
Net changes of items during period other than shareholders’ equity	805	66	871	–	871
Total changes of items during period	805	66	871	–	5,403
Balance at end of current period	1,844	11	1,855	97	53,272

Notes to the Non-Consolidated Financial Statements of Riken Corporation

(Notes regarding matters concerning significant accounting policies)

1. Amounts are rounded down to the nearest million yen.

2. Asset valuation criteria and methods

(1)	Securities

Held-to-maturity debt securities:

Calculated using the amortized cost method (straight-line method).

Stocks of subsidiaries and affiliates:

Calculated using the cost method using the moving-average method.

Other securities

Other than stocks and other securities with no market value:

Calculated using the market value method (valuation differences are processed by the total direct capitalization method and the cost of sales is determined by the moving average method).

Stocks, etc. without market prices:

Calculated using the cost method using the moving-average method.

(2)	Inventories:

Cost method based on the moving average method (method of writing down the book value of assets due a decline in profitability)

(3)	Derivatives:

Market value method

3. Fixed assets depreciation method:

Property, plant and equipment (excluding leased assets):

Calculated using the declining-balance method.

However, we apply the straight-line method to buildings (excluding building fixtures) acquired on or after April 1, 1998 and for building fixtures and structures acquired on or after April 1, 2016. Useful life and residual value are determined based on the same criteria as stipulated in the Corporation Tax Law

Intangible assets (excluding leased assets):

Calculated using the straight-line method.

Useful life is determined based on the same criteria as stipulated in the Corporation Tax Law

Note that software (for internal use) is amortized by the straight-line method based on the period of internal use (5 to 10 years).

Leased assets:

Leased assets related to finance lease transactions that transfer ownership of the leased assets to the lessee are calculated using the same depreciation method as that applied to owned fixed assets. Lease assets related to finance lease transactions that do not transfer ownership of the leased assets to the lessee are calculated using a method in which the lease period is deemed as the useful life of the asset and the residual value is set at zero.

4. Criteria for recording allowances

Allowance for doubtful accounts:

To provide for possible bad debt losses, the Company records allowances for general receivables based on historical bad debt ratios, and allowances for specific doubtful receivables based on the financial condition assessment method.

Allowance for bonuses:

To provide for the payment of bonuses to employees, the Company records the estimated amount of bonuses to be paid to employees attributable to the fiscal year.

Allowance for retirement benefits

To provide for the payment of retirement benefits to employees, the Company records an amount based on the projected benefit obligations and pension benefit assets at the end of the fiscal year. When the estimated amount of pension assets is less than the estimated amount of projected benefit obligations plus or minus unrecognized prior service costs and unrecognized actuarial calculation differences, the difference is recorded as allowance for retirement benefits, and when the difference exceeds the projected benefit obligations, the excess amount is recorded as prepaid pension cost.

(i)	Method of attributing estimated retirement benefits to periods of service

In calculating retirement benefit obligations, the estimated amount of retirement benefits is attributed to the period up to the end of the current fiscal year based on the benefit calculation method.

(ii)	Method of processing prior service costs and actuarial calculation differences

Prior service costs are amortized by the straight-line method over a fixed number of years (10 years) within the average remaining service period of employees at the time the cost is incurred.

Actuarial calculation differences are amortized by the straight-line method over a fixed number of years (10 years) within the average remaining service period of employees at the time of occurrence of each fiscal year, with the amount prorated from the following fiscal year of occurrence.

The method of accounting for unrecognized actuarial calculation differences and unrecognized prior service costs related to retirement benefits differs from the method of accounting for these items in the consolidated financial statements.

Allowance for environmental measures:

To provide for expenditures for disposal of polychlorinated biphenyls (PCBs), etc., the Company records an estimated amount of expenditures that can be reasonably estimated.

5. Criteria for recording significant income and expenses

The company is primarily engaged in the manufacture and sale of automotive and machinery parts. For the sale of such goods and products, the performance obligation is satisfied when the goods and products are delivered to the customer, and therefore income is recognized at that time.

6. Processing of hedge accounting

Method of hedge accounting:

The Company has adopted deferred hedge processing. The allocation method is applied to forward exchange contracts when they meet the requirements for the allocation processing.

Hedging methods:

Forward exchange contracts

Hedging target:

Operating receivables in foreign currencies

Hedging policy:

Our basic policy on derivatives transactions is determined by the Management Committee, which has established internal management regulations that stipulate transaction authority and transaction limits, and we use forward exchange contracts to avoid foreign exchange fluctuation risks.

Method of evaluating hedging effectiveness:

Forward exchange contracts are based on scheduled future transactions (e.g., exports), and the assessment of validity is omitted because the probability of execution is extremely high.

(Changes in accounting policies)

N/A

(Notes regarding Accounting Estimates)

1. Impairment of fixed assets

(1) Amount recorded in the Consolidated Financial Statements

Major fixed assets of the Company’s business units that were identified in determining the indication of impairment

Buildings and structures	649 millions of yen
Machinery, equipment and vehicles	1,098 millions of yen
Land	55 millions of yen
Other	11 millions of yen

(2) Information that contributes to an understanding of the details of accounting estimates

In the current consolidated fiscal year, the Company identified signs of impairment for the fixed assets of business units that have reported operating losses for two consecutive fiscal years, and compared the total undiscounted future cash flows from the division’s operations with the carrying amount of the assets. As a result of comparing the total undiscounted future cash flows from the operations of the units with their carrying amount, no impairment loss was recognized because such undiscounted cash flows exceeded its carrying amount.
We estimate these future results and cash flows based on the assumption that profitability will improve to a certain degree in the next fiscal year and thereafter.

In the event that the assumptions used in these estimates need to be revised due to external changes in the environment, such as a shortage of semiconductors or increases in raw material prices and energy costs, additional impairment losses may be recognized in the next fiscal year.

2. Recoverability of deferred tax assets

(1) Amount recorded in the Consolidated Financial Statements

Deferred tax assets 1,090 millions of yen

(2) Information that contributes to an understanding of the details of accounting estimates

As stated in the notes to the financial statements regarding tax effect accounting, the Company has deferred tax assets of 3,163 million yen before offsetting deferred tax liabilities and total deferred tax assets of 4,068 million yen related to temporary differences, less a valuation allowance of 905 million yen.

The Company judges the recoverability of deferred tax assets by estimating taxable income within a reasonably estimable period (generally five years) in the future. Estimates of such taxable income are affected by factors such as the forecasted production volume of the automotive industry, which is closely related to the Company.

If the assumptions used in these estimates need to be revised due to changes in the external environment, such as a shortage of semiconductors or increases in raw material and energy costs, there is a possibility that deferred tax assets that are not expected to be recovered will be reversed in the next consolidated fiscal year.

(Notes regarding Balance Sheets)

1.	Accumulated depreciation of property, plant and equipment	67,399 millions of yen

2.	Monetary receivables from and monetary obligations to subsidiaries and affiliates (excluding those separately presented)
	Short-term monetary receivables	5,737 millions of yen
	Short-term monetary obligations	5,235 millions of yen

(Notes regarding Statements of Income)

1.	Transaction volume with affiliated companies
Trading volume from operating transactions
	Net sales	13,652 millions of yen
	Amount of goods purchased	18,758 millions of yen
	Selling, general and administrative expenses	266 millions of yen
	Trading volume from non-operating transactions	5,174 millions of yen

(Notes regarding Statements of Changes in Equity from Non-Consolidated Financial Statements

1. Matters related to the class and number of treasury shares

	The fiscal year Number of shares at beginning of period (stocks)	Increase in number of shares (stocks)	Decrease in number of shares (stocks)	The end of the fiscal year Number of shares (stocks)
Common shares	645,730	837	85	646,482
(Notes)	The increase in treasury stock of common shares was due to the purchase of 837 odd-lot shares.

The decrease in treasury stock of common shares was due to 85 requests for additional purchases of odd-lot shares.

(Notes to the financial statements of Riken Corporation regarding tax effect accounting)

1.	Breakdown of deferred tax assets and deferred tax liabilities by major cause

Deferred tax assets
Allowance for bonuses	316 million yen
Accrued expenses	95 million yen
Accrued enterprise tax	9 million yen
Loss on valuation of inventories	103 million yen
Allowance for retirement benefits	2,193 million yen
Depreciation	598 million yen
Loss on valuation of stocks of affiliated companies	414 million yen
Accrued amount payable	3 million yen
Other	332 million yen
Subtotal	4,068 million yen
Valuation allowance	(905 million yen)
Total deferred tax assets	3,163 million yen

Deferred tax liabilities
Gain on contribution of securities to retirement benefit trust	(1,242 million yen)
Valuation difference on available-for-sale securities	(806 million yen)
Reserve for reduction entry of replaced property	(13 million yen)
Reserve for reduction entry	(4 million yen)
Forward exchange contracts	(4 million yen)
Total deferred tax liabilities	(2,072 million yen)
Net deferred tax assets	1,090 million yen

2.	Breakdown of significant differences between the statutory effective tax rate and the effective tax rate after the application of tax effect accounting, by major item that caused the differences

Statutory effective tax rate	30.5%
(Adjustments)
Items not permanently deductible for income tax purposes, such as entertainment expenses	0.0%
Items not permanently includable in income, such as dividends received	–20.4%
Inhabitant tax on per capita basis	0.3%
Change in valuation allowance	1.2%
Tax credit for experimental research expenses	–1.2%
Foreign withholding tax	6.0%
Other	–0.1%
Income tax expense ratio after application of tax-effect accounting	16.2%

Notes regarding transactions with related parties

1.	Subsidiaries and affiliated companies

Attribution	Name of company, etc.	Percentage of voting rights, etc. held (controlling ownership)	Relation		Details of transactions	Transaction amounts (Millions of yen)	Item	Balance at end of period (Millions of yen)
			Concurrently serving officers, etc.	Business relationship
Subsidiary	RIKEN CASTEC Co,.Ltd.	Ownership Direct 100.0%	Yes	Outsourcing the manufacturing of automotive casting parts, etc.	Company’s products outsource manufacturing	5,800	Accounts payable	675
Subsidiary	NIHON MEKKI INDUSTRY CO.,LTD.	Ownership Direct 64.4%	Yes	Outsourcing of surface processing of piston rings	Custody of funds	－	Deposits	986
Subsidiary	RIKEN BROTHER PRECISION INDUSTRY CORPORATION	Ownership Direct 51.0%	Yes	Outsourcing of camshaft manufacturing	Loan of funds	－	Affiliated companies Short-term loans receivable	817
Subsidiary	RIKEN OF AMERICA, INC.	Ownership Indirect 100.0%	Yes	Sales of Company products in the U.S.	Company’s products consignment sales	4,847	Accounts receivable	1,284
Subsidiary	EURO-RIKEN GMBH	Ownership Direct 100.0%	No	Sales of Company products in Europe	Company’s products consignment sales	1,853	Accounts receivable	697

(Notes)	1.	For the sale and purchase of products, prices and other transaction terms are determined through price negotiations with reference to prevailing market prices, etc.
2.	The Company manages the Group’s funds in a centralized manner with respect to loans and deposits of funds. Since balances fluctuate daily based on the basic contract, only balances at end of period are described. Interest rates are determined based on market interest rates.
3.	. We recorded 267 million yen as allowance for doubtful accounts for loans to affiliated companies. A provision for doubtful accounts of 138 million yen was also recorded for this fiscal year~~.~~

(Notes regarding Income Recognition)

Information that provides a basis for understanding income arising from contracts with customers

As described in “Notes regarding matters concerning significant accounting policies 5. Criteria for recording significant revenues and expenses.”

(Notes regarding per share information)

1.	Net asset value per share	5,295.07 yen
2.	Earnings per share	562.27 yen
3.	Diluted earnings per share for the current fiscal year	560.98 yen

(Significant subsequent events)

(Borrowing large sum of capital)

As the same information has been described in the “Notes to the Consolidated Financial Statements of Riken Corporation (Significant subsequent events),” this note has been omitted.